WHY ARE WE IN THE KLONDIKE?

2006

ANNUAL REPORT

"WE'RE HERE BECAUSE IT IS THE BIGGEST UNEXPLAINED GOLD ANOMALY IN THE WORLD."

– PETER LEDWIDGE, SENIOR PROJECT GEOLOGIST

KLONDIKE STAR

MINERAL CORPORATION

2006 ANNUAL REPORT


WORLD CLASS EXPLORATION & NEW MINES IN THE MAKING
2006
FAMED ELDORADO CREEK:
YUKON, CANADA

their PAST *your* FUTURE

The greatest gold rush in human history is also the site of one of the greatest goldfields in Canada, where millions of ounces of placer gold have been continuously mined for the past 108 years. The underground source of this surface gold is being sought by capable people, combining geological science and mining know-how to locate a major new source of gold and continue the tradition of gold mining in the Yukon. *



HISTORIC PLACER MINING RELIC
BONANZA CREEK







TABLE of CONTENTS

Klondike Star Mineral Corporation is listed on the NASD:OTCBB trading under the stock symbol KDSM. For more information, please contact Investor Relations, toll free 1-800-579-7580 or information@klondikestar.com or see the Klondike Star website at www.klondikestar.com.

CAUTIONARY STATEMENT

Some of the statements in this annual report are forward-looking, such as expected trends in mineral prices and statements describing Klondike Star's future plans, goals and objectives. Actual results and developments may differ materially from those contemplated by these statements, depending on such factors as changes in general economic conditions and financial markets; changes in prices for gold and other metals; technological and operational risks in Klondike Star's exploration and development activities; uncertainties inherent in the assessment of mineral resources; the timing and availability of financing, regulatory and other approvals; and other risk factors and uncertainties listed from time to time by Klondike Star in quarterly and annual filings, found at www.klondikestar.com under Investor Relations. Klondike Star assumes no obligation to update or revise them to reflect new events or circumstances.

To review the complete 10-KSB to February 28, 2006 and the 10-QSB to May 31, 2006 filings with the Securities and Exchange Commission, go to www.sec.gov Under "Filings and Forms (EDGAR)," click on "Search for Company Filings," then click "Company & Other Filers." Enter "KDSM," and open the appropriate file.



ELDORADO FACILITY

about KLONDIKE STAR *Mineral Corporation*

As of fiscal year-end 2006, Klondike Star Mineral Corporation is an established exploration and development company working actively on six major properties, totaling 394 km² (152 mi²) in the Yukon, Canada. Included is majority ownership in the largest gold mineral rights holding in the Dawson Mining District. The company is developing extensive surface and subsurface mineralized zones on a 306-km² (118.2-mi²) land position underlying the world-renowned Klondike gold-producing region. These holdings include, but are not limited to, properties known as the Lone Star Project and the Indian River Placer Project.

Additionally, the company holds strategic interests in 88 km² (34.2 mi²) of select high-potential targets for gold, base and precious metals in the Watson Lake and Whitehorse mining districts of Yukon Territory.

The company is engaged in mineral exploration and mine development activities, requiring conventional prospecting, geological and geophysical surveys, and research. Its exploration activities include excavation, diamond and auger drilling, analysis of core, soil, mini and bulk samples, milling, testing of processing technologies, and scoping studies and environmental monitoring for potential mine development.

Klondike Star is engaged in a large-scale, advanced-stage exploration program on its hardrock quartz claims centered around the original Lone Star Mine on Eldorado Dome. These claims include the famed placer gold-producing areas of Eldorado and Bonanza creeks, site of the original Klondike Gold Rush of 1897. Of growing significance is an advanced-stage exploration program on the company's Indian River Placer property. Interests in several other gold, base and precious metal properties are progressing. Klondike Star is implementing one of the Yukon's largest and most comprehensive mineral exploration programs.



Klondike Star Mineral Corporation is pursuing a specific business strategy. This involves a long-term, systematic and results-oriented approach towards exploration research, supported by a scaled expansion of field operations. Work programs are focused on carefully selected assets. At the same time, the company places priority on strengthening corporate governance, health and safety, and environmental policies and practices.

Along with developing a skilled labour force and building strong and productive relationships with local contractors, suppliers and joint venture partners, the company has taken special steps to augment its capacity, cost-effectiveness and state-of-the-art geological science. A leading Canadian university's Mineral Deposit Research Unit has been funded to conduct geological mapping and metalogenic studies in the Dawson Mining District.

The company has also forged strong relationships with financial professionals in order to provide adequate capital investment for its projects, with the goal of bringing new mine production on-stream in the future.

In December, 2003 the company anticipated the present strong commodity inflation cycle and the improving conditions for the mines and metals industry. During the coming year, the company expects to increase its land holdings, projects and planned exploration.

With agency offices in Switzerland and the United Arab Emirates, the company maintains principal executive offices and its headquarters for Canadian operations in Whitehorse, Yukon Territory.

Klondike Star Mineral Corporation is listed on the NASD:OTCBB trading under the stock symbol KDSM.



2006 YEAR-END HIGHLIGHTS

For the fiscal year ending February 28, 2006

- MOVING TWO PROJECTS INTO ADVANCED-STAGE EXPLORATION WITH DIAMOND DRILLING, BULK SAMPLING AND TEST MILLING ON THE LONE STAR PROJECT AND AUGER DEFINITION DRILLING ON THE INDIAN RIVER PLACER PROJECT
- 300% INCREASE IN LARGE-SCALE EXPLORATION PROJECTS
- ADVANCING TWO PROJECTS (SPICE AND ULTRA) TO A DRILL-READY STAGE
- 9% INCREASE IN HARD-ROCK GOLD MINERAL RIGHTS
- 163% INCREASE IN PLACER GOLD MINERAL RIGHTS
- 52% INCREASE IN TOTAL LAND POSITION
- INITIATING A SCOPING STUDY FOR LONE STAR MINE DEVELOPMENT
- 158% INCREASE IN FUNDS RAISED THROUGH FINANCING
- 15.7% INCREASE IN COMMON SHARES ISSUED AND OUTSTANDING
- 342% INCREASE IN THE NUMBER OF SHAREHOLDERS HOLDING COMMON STOCK
- CONSTRUCTING A 50-PERSON EXPLORATION FACILITY AND BULK SAMPLING TEST PLANT NEAR DAWSON CITY
- CONSTRUCTING A PERMANENT YUKON FIELD OPERATIONS OFFICE IN WHITEHORSE
- PREPARING A STRATEGIC ENVIRONMENTAL PLAN AND UNDERTAKING BASELINE MONITORING



REASONS TO INVEST

In Klondike Star Mineral Corporation

- EARLY BULL MARKET IN PRECIOUS METALS
- MAJOR COMMODITY INFLATION CYCLE UNDERWAY
- WORLD-CLASS EXPLORATION TARGETS
- TWO PROJECTS AT SCOPING STUDY STAGE
- TOP PROFESSIONAL MANAGEMENT AND GEOLOGY TEAM
- SOLID FINANCING CAPABILITY
- DEBT FREE, FULLY STAFFED AND EQUIPPED, STRONG TREASURY
- BROAD SHAREHOLDER BASE
- PROJECTS LOCATED IN STABLE JURISDICTIONS KNOWN FOR ENABLING SUSTAINABLE MINING



PRESIDENT'S MESSAGE

Achievements in exploration have heightened the prospects for shareholders of Klondike Star Mineral Corporation. This annual report will provide stakeholders and shareholders with a review of our progress and, hopefully, share our passion for mineral exploration and resource discovery.

Since inception as an exploration stage company in 2003, Klondike Star has endeavored to take a modern, comprehensive approach as an exploration company. Today, the company is well tooled for the task, with facilities, equipment, an experienced team of explorers, management depth, world-class prospects and financing capabilities.

EXPLORATION FOCUS

Our focus remains on our majority-owned claims in the Dawson Mining District. This goldfield is world-renowned as the site of the greatest gold rush in human history, and is considered the largest unexplained gold anomaly remaining in the world.

This is the largest, most productive goldfield where the source has not been discovered, and it is the mission of Klondike Star to discover the source.

The preparation necessary for the scale of this project has reached its critical mass. Therefore, 2006 should be an effective field season for developing data and measuring the known mineralized zones. At the same time, a scoping study is underway in preparation for feasibility studies, while environmental base-line studies will enter a third season.

The objective in 2006 is to delineate the mineral resources of key areas of the Lone Star property, including testing of extensions of the Lone Star Zone, and commencing drill tests on other key prospects, such as the Nugget Zone and Buckland Shear Zone.

EXPLORATION & DEVELOPMENT PIPELINE

Following a second successful winter drilling program on the Indian River Placer property, the company intends to conduct bulk sampling tests using two processing technologies. Here, also, the company is initiating a scoping study for production, as well as working on a capital and equipment plan in preparation for a permit application for mining. Commencing a placer operation at Indian River would create a positive cash flow and change the status of the company to that of a producer.

In 2006, it is the intention of the company to proceed with diamond drilling on the Ultra and Spice properties. The Ultra property has world-class potential to host massive sulphide polymetallic deposits as well as nickel-platinum-palladium targets. Klondike Star has discussed this project with several major mining interests and has shared data on the property by way of confidentiality agreements.

The company continues to identify, assess and consider new exploration and mine development prospects in North America and elsewhere.

“Our exploration is aimed at world-class targets. The objective of the company is to open and operate mines in the future.”

HANS BOGE, P.ENG.
PRESIDENT







BULK SAMPLING TEST PLANT AT ELDORADO CREEK

WORLD CLASS EXPLORATION TARGETS





FUTURE PROSPECTS

Since 2003, the company has raised capital successfully by way of private placements. Through recent placements and warrants, Klondike Star expects to have the resources necessary to expand its exploration program, acquire new properties and move ahead with mining feasibility planning and development.

What characterizes Klondike Star Mineral Corporation amongst its peers in the industry has been its ability to implement large-scale exploration programs during the early stages of this resource cycle. Without hesitation, this leadership capability has resulted in the company operating one of the largest programs in northern Canada, and readies the company for production opportunities during the years when shortages of minerals may become acute.

Klondike Star has built a strong and resilient foundation. Ethical and accountable corporate governance is part of our leadership approach, along with an uncompromising commitment to our employees' health and safety, the environment, sustainable development, and investing in our local communities.

The strong commodity prices that have arisen over the past four years are a trend reversal from the previous 20 years. The real shortage of metals, from gold to copper and zinc, is not a problem that can be quickly resolved. The rising demand and consumption in the emerging markets is a trend that will positively influence the mines and metals sector for the long term, which is a favorable business environment that our company looks forward to.

In conclusion, it is a good time to be a mineral exploration company. We are fortunate to have world-class, high-quality projects and a nimble and effective management and geology team. Our support to the Department of Earth and Ocean Sciences at the University of British Columbia keeps us on the leading edge of science and technology, and the company has always been well funded. These essential ingredients are a formula for success, generating return for our shareholders — our highest priority.

Sincerely,

Hans Boge, P.Eng.
President

RESOURCE SECTOR *outlook*

"If future price ranges of gold increase or stabilize at a much higher level, it could mean a new understanding of gold mining economics, including the possibility that less than a gram per tonne may be the threshold of economic profitability on large-scale mining operations."

Hans Boge, P.Eng., President

The outlook for resource industries is becoming positive as higher commodity prices result in a return to profitability for corporations, particularly in the mines and metals sector. As well, major mining companies are affected by depletion of their reserves and resources, raising concerns of shortages of metals for the future.

The outlook for gold is currently favorable due to the present supply/demand deficit. Management is of the opinion that the condition of declining world gold mine output may not find relief until approximately 2011, when enough new mines can come on-stream to overcome the depletion of existing mines.

The increasing prices for gold and precious metals may result in a new era of favorable economics for the mining industry. At a time when gold was averaging $390 per ounce, management regarded one gram of gold per tonne of ore sufficient to achieve mining profitability, provided the scale of the mining operation was sufficient. If future price ranges of gold continue to maintain their current higher levels, it could mean a new understanding of gold mining economics, including the possibility that less than a gram per tonne may be the threshold of economic profitability on large-scale mining operations.

Recent record-high prices for copper and zinc reflect the surging demand for base metals world-wide, especially in Asia.

Potential base metal ore bodies, such as at Klondike Star's Ultra Property in the Whitehorse Mining District, may have strong economic potential due to its close proximity to a major all-weather highway (Alaska Highway) and the deep-water port in Haines, Alaska.

GOLD PRICE
JANUARY 2000
TO AUGUST 2006
UNITS: USD / OZ


2000
2001
2002
2003
2004
2005
2006
750
700
650
600
550
500
450
400
350
300
250
200
JAN
MAY
SEPT









2007 YEAR-END GOALS

- COMPLETE INDUSTRY-STANDARD MINERAL RESOURCE ASSESSMENTS FOR THE LONE STAR PROJECT AND INDIAN RIVER PLACER PROJECT
- COMPLETE SCOPING STUDIES FOR MINE DEVELOPMENT FOR THE LONE STAR AND INDIAN RIVER PLACER PROJECTS
- OBTAIN PERMITS AND MOBILIZE FOR PLACER MINING ON THE INDIAN RIVER PLACER PROJECT
- INTRODUCE EXPLORATORY DRILLING PROGRAMS ON ULTRA AND SPICE PROJECTS
- COMMENCE FIRST-STAGE EXPLORATION OF THE NEW PROJECTS CALLED DOMINION AND BONANZA
- CONTINUE TO INCREASE MINERAL RIGHTS HOLDINGS BY STAKING AND ACQUISITIONS

Of 69 exploration projects underway in the Yukon during 2005, with 29 involving advanced exploration or mine development drilling programs, Klondike Star Mineral Corporation drilled the seventh longest total distance (meters/feet), but drilled more holes than any other company (diamond, rotary and auger drilling).

(Source: Yukon Exploration and Geology 2005, and company records)

PERFORMANCE & PROGRESS *indicators*

Year-over-year and Q1 ending May 31, 2006

To provide shareholders and potential investors with the latest available information, this annual report includes data for the first quarter of the fiscal year ending February 28, 2007.

MINERAL RIGHTS INDICATORS

	ACQUISITION INDICATORS			CHANGE IN STATUS	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Exploration projects	8	6	2	Addition of 2 projects	Increase of 4 projects
Lone Star			Acquired December, 2003	No change	No change
Eldorado Placer			Acquired December, 2003	No change	No change
Indian River Placer		Acquired		No change	New acquisition
Indian River Conglomerate		Acquired		No change	New acquisition
Spice		Acquired		No change	New acquisition
Ultra		Acquired		No change	New acquisition
Dominion	Acquired			New acquisition	
Bonanza	Acquired			New acquisition	
Quartz mining claims	2,265	1,921	1,753	18% increase	9.6% increase
Total area of quartz claims and crown grants	397 km^2 (153 mi^2)	352 km^2 (135.9 mi^2)	239 km^2 (92.3 mi^2) (estimate)	12.5% increase	47% increase
Placer mining claims		300 claims plus 69.2 km (43 mi) of leases	114 claims plus 96.6 km (60 mi) of leases	No change	163% increase
Total area of placer claims and leases		42 km^2 (16.2 mi^2)	21 km^2 (8.1 mi^2) (estimate)	No change	100% increase

OWNERSHIP OF MINERAL RIGHTS AND RESOURCES

	OWNERSHIP INDICATORS			CHANGE IN STATUS	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Lone Star			55% and exclusive option to acquire 75%	No change	No change
Indian River Placer		100%		No change	New acquisition
Spice		Exclusive option to acquire 75%		Additional staking	New acquisition
Ultra		Exclusive option to acquire 75%		No change	New acquisition
Dominion	• 100% ownership of 56 claims • 55% ownership of 112 claims with exclusive option for up to 75% • exclusive option to acquire 100% of 56 claims	• 100% ownership of 56 claims • 55% ownership of 112 claims with exclusive option for up to 75%	• 55% ownership of 112 claims with exclusive option for up to 75%	New acquisition consolidated with other properties to form new project	100% ownership of 56 claims
Indian River Conglomerate		Exclusive option to acquire 75%		No change	New acquisition
Bonanza	100%			New acquisition	
Eldorado Placer			55% and exclusive option to acquire 75%	No change	No change





MINERAL RESOURCES AND RESERVES

	MINERALIZATION INDICATORS			CHANGE IN STATUS	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Lone Star		Extensive mineralized area with large tonnage, low-grade gold resource; augmented by higher grade zones currently being reviewed for inferred, and possibly indicated, levels of assessment	Refer to the published 2004 assessment at www.klondikestar.com under Mineral Exploration section on reports	No change	Completion of extensive diamond drilling program and bulk sampling
Indian River Placer		Following winter auger drilling program, extensive mineralized area currently being reviewed for inferred and indicated levels of assessment		No change	Completion of extensive "definition" auger drilling program for a mineable zone previously indicated
Spice		Surveys have identified targets for drilling		Additional claims staked	New acquisition
Ultra		Surveys have identified targets for drilling		No change	New acquisition
Dominion	Area covers several mineralized vein systems; broad zones of disseminated mineralization not yet examined in detail			New acquisition	
Indian River Conglomerate	Target is Witwatersrand-type gold in conglomerate			No change	New acquisition
Bonanza	Surveys have identified several targets with potential for hosting large tonnage, primary gold mineralization			New acquisition	
Eldorado Placer			Area has longstanding history of placer gold production	No change	No change

OPERATIONAL INDICATORS

The following is an explanation of the stages of exploration, development and production for mineral properties.

Early-stage exploration Grassroots prospecting, mapping, analysis of regional and site geology, trenching and chip sampling, staking of claims, possibly with a few holes drilled with useful results.

Intermediate-stage exploration Exploration continues, including mini-bulk sampling, soil chemistry, geophysical surveys and analysis as appropriate, with more holes drilled with useful results.

Advanced-stage exploration Full-scale bulk sampling and mineral assessment establishes resource development potential; scoping or pre-feasibility study completed or nearing completion with positive results, and environmental baseline research and assessment in progress.

Early development Bulk sampling and test mining, on-site testing of processing technology for throughput and mineral recovery; decision made to proceed with pre- or full feasibility study in progress or completed; scoping of environmental assessment and permitting completed and necessary steps initiated.

Development Environmental assessment completed, permits obtained, financing lined up, construction to begin in the next six to 12 months; or mine under construction through commissioning.

Production Operating mine with sales and revenue.

	OPERATIONAL INDICATORS			CHANGE IN STATUS	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
EXPLORATION AND DEVELOPMENT STAGES					
Lone Star		Advanced exploration with additional staking; scoping study initiated	Intermediate to advanced exploration	No change	Drilling and bulk sampling program moved project to advanced-stage exploration and scoping study
Indian River Placer	Scoping study initiated	Advanced exploration with additional staking	Intermediate to advanced exploration	No change	"Definition" drilling program of mineable ore previously indicated moved project to advanced-stage exploration
Spice	Additional staking	Property acquired and drill ready		No change	New project
Ultra		Property acquired, ground and airborne geophysical surveys, additional staking and drill ready		No change	New project
Dominion	Property acquisition			New project	
Indian River Conglomerate		Early exploration	Property acquisition	No change	Exploration program initiated
Bonanza	Property acquisition			New project	
Eldorado Placer		Property optioned to joint venture	Property optioned to joint venture	No change	Project to be advanced by experienced, neighboring placer miner

OPERATIONAL INDICATORS *continued*

	Operational Indicators			Change in Status	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
DRILLING					
Diamond drill holes and total meters (feet)		32 holes totaling 4,830 meters (15,846 feet)	No drilling	No change	100% increase
Auger drill holes and total meters (feet)		184 holes totaling 1,615 meters (5,299 feet)	90 holes totaling 811 meters (2,661 feet)	No change	104% increase in holes and 99% increase in meters (feet)
SURFACE TRENCHING AND SAMPLING					
		3,986 meters (13,077 feet) trenching, 551 trench samples, 300 rock samples, 57 bulk chip samples, 388 soil samples	1,300 meters (4,265 feet) trenching, 1,024 rock samples, 1,165 soil samples	No change	206% increase in trenching
ASSAY ANALYSIS					
		5,095 core samples from drilling, 1,250 core fire assays (first round), trench ICP totaled 551 samples and 92 trench fire assays	1,165 soil samples by ICP; refer to the 2004 assessment report at www.klondikestar.com	No change	Significant increase
HEALTH AND SAFETY INCIDENTS					
	1 incident involving a geophysical exploration contractor	2 vehicle accidents with no injuries or time lost	0	1	2
ENVIRONMENTAL INCIDENTS					
	0	0	0	0	0

FINANCIAL INDICATORS

	Q1 ENDING MAY 31, 2006	YEAR-END FEBRUARY 28, 2006	YEAR-END FEBRUARY 28, 2005
Total expenses	$1,919,967	$8,778,272	$3,037,382
Net loss from continuing operations	$1,858,580	$8,741,926	$2,952,975
Cash raised by financing activities	$2,231,220	$8,068,568	$3,121,651
Cash used in operations	$1,052,121	$5,610,326	$2,375,184
Cash and cash equivalents on hand	$4,529,600	$3,514,176	$2,106,580
Net loss per common share: basic and diluted	$(0.07)	$(0.39)	$(0.14)
Weighted average number of common shares outstanding	25,310,800	22,562,923	20,631,975
Cash dividends declared per common share	$0	$0	$0
Property, plant and equipment, net	$1,273,323	$1,211,138	$412,387
Long-term debt	$0	$0	$0
Shareholders' equity	$5,597,271	$4,612,131	$2,507,879

EXPLORATION EXPENSES BY MILLIONS OF DOLLARS AND FISCAL YEAR


2005
2006
*2007
0 1 2 3 4 5 6 7 8
DOLLARS (MILLIONS)

* Budget for year-end February 28, 2007

(Source: Klondike Star Reports)

INVESTOR RELATIONS INDICATORS

	INDICATORS			CHANGE IN STATUS	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Common shares issued and outstanding	26,192,800	25,202,800	21,779,800	3.9%	15.7% increase
Warrants outstanding	2,290,000	1,300,000	50,000	990,000 increase	1,250,000
Average monthly share price range	$3.13 to $3.73	$2.75 to $3.40	$3.03 to $3.68	Not applicable	Not applicable
Share volume monthly high	4,223,025	2,359,551	729,450	79% increase	223% increase
Shareholders	About 5,470	About 4,200	About 950	30% increase	342% increase
Total share options authorized	1,980,000 authorized	1,630,000 authorized	1,200,000 authorized	350,000 authorized	430,000 authorized

"We've identified basically four major areas that appear to have been the sources of almost all, I would say probably at least 90%, of the placer gold that was recovered here. And one of the areas that appears to have generated much of the gold, certainly for Eldorado Creek and for much of Bonanza Creek, appears to have been the Lone Star ridge that is being explored intensively by Klondike Star."

Dr. James Mortensen, P.Eng., Ph.D.

Professor of Geology, Department of Earth and Ocean Sciences, University of British Columbia







DAILY CHART FOR 12 MONTHS
SYMBOL: KDSM EXCHANGE: OTCBB


$4.0
$2.7
MARKET CLOSE ON UP-TICK
MARKET CLOSE ON DOWN-TICK
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(Source: www.WallStreetTape.com)



EXPLORATION REPORTING PROCESS

"Management is taking special care to complete an industry standard mineral resource assessment of its leading projects."

Hans Boge, P.Eng., President

The following information is adapted from "A Guide for Reporting Exploration Information, Mineral Resources, and Mineral Reserves," The Society for Mining, Metallurgy and Exploration, Inc., March 1, 1999, excerpts from pages 3, 6, 7, 8.

Public companies should provide all relevant and material information necessary for an intelligent layperson to make a reasonable and balanced assessment of exploration information, Mineral Resource or Mineral Reserve being reported.

While this is an industry guideline, existing Securities and Exchange Commission rules and regulations do not allow the use of the term "Mineral Resource."

An entity may choose, or be required, to report exploration information. If an entity reports exploration information in relation to mineralization not classified as a Mineral Resource or a Mineral Reserve, then estimates of tonnage and average grade, except for the weighted average grade of specified assay intervals, must not be reported.

MINERAL RESOURCE is a concentration or occurrence of material of intrinsic economic interest in or on the earth's crust (a deposit), in such form and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories.


LONE STAR ZONE OF THE
LONE STAR PROJECT

INFERRED MINERAL RESOURCE is that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed, but not verified, geological and/or grade continuity. It is based on information gathered, through appropriate techniques, from locations such as outcrops, trenches, pits, workings and drill holes, which is limited or of uncertain quality and/or reliability.

INDICATED MINERAL RESOURCE is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered, through appropriate techniques, from locations such as outcrops, trenches, pits workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological continuity and/or grade continuity but are spaced closely enough for continuity to be assumed. An Indicated Mineral Resource has a higher level of confidence than that applying to an Inferred Mineral Resource.

An Indicated Mineral Resource provides a level of confidence sufficient to allow the appropriate application of technical and economic parameters and to support mine planning and evaluation of the economic viability of the deposit.

MEASURED MINERAL RESOURCE is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and/or grade continuity.

MINERAL RESERVE is the economically mineable part of a Measured or Indicated Mineral Resource.



"Where did this really enormous amount of placer gold come from? ...The idea of being actually close to having an answer is pretty exciting."

Dr. James Mortensen, P.Eng., Ph.D.
Mineral Deposit Research Unit,
University of British Columbia







KLONDIKE
RESEARCH PROJECT

UNIVERSITY OF BRITISH COLUMBIA, MINERAL DEPOSIT RESEARCH UNIT

The Mineral Deposit Research Unit (MDRU) is a collaborative venture between the mining industry and the University of British Columbia (UBC), acting as the hub for integrated geological and geophysical mineral deposit research. The research unit is an internationally recognized research group dedicated to solving mineral exploration-related problems.

Klondike Star Mineral Corporation is one of 43 corporate members of MDRU, which include major and junior mining and exploration companies from Canada, United States, Peru, South Africa and Australia. These include companies like Teck Cominco Ltd., Barrick Gold Corp., Kennecott Exploration Ltd., Newmont Gold Co. and NovaGold Resources Inc.

MDRU has collaborative research projects in five continents including North America and South America, Asia, Australia and Africa. All projects are designed in conjunction with corporate members, and address fundamental questions relevant to the mining and exploration industry.

MDRU has established itself as the most recognized economic geological research center in Canada. It has furthermore established a reputation for research excellence, and is attracting graduate students and researchers from around the world.

THE KLONDIKE

The Klondike District is a world-class example of an "orogenic" gold camp and the new research will help improve understanding of this class of gold deposit.

Dr. James Mortensen is leading the MDRU project investigating the nature and structural controls on orogenic gold-quartz vein systems in this region.

The Klondike region in western Yukon has yielded in excess of 20 million ounces of placer gold over the past 100 years; however, a detailed and systematic investigation of the lode potential for the area is only now being undertaken. Structurally controlled, gold-bearing quartz veins of broadly orogenic character occur in several parts of the Klondike and studies of the shapes and compositions of placer gold grains have proven that the placer gold was derived from these or closely related veins.

Detailed study of the nature, geochronology and structural control on these veins is currently underway by Dr. James Mortensen and Doug MacKenzie (Visiting Scholar). This study builds on more than 20 years of research in the Klondike by Dr. Mortensen and will result in a new geological map of the Klondike to be published by the Yukon Geological Survey in 2007.

"We know that a substantial amount of gold — of lode gold — is still present. We know that because we see gold-bearing quartz vein systems developed in many different parts of the Klondike. This is a style of gold mineralization that typically contains gold over a very, very substantial vertical distance — certainly thousands of meters."

Dr. James Mortensen, P.Eng., Ph.D.
Mineral Deposit Research Unit, University of British Columbia

WORK TEAM

During 2006, this project will also involve collaboration with other researchers from the University of Otago in New Zealand and the University of Leeds in the UK. These particular research groups were selected because of their specific expertise in the structural controls on vein deposits and the application of gold compositions to identify lode sources for placer deposits. The Otago gold vein systems are believed to represent the best global analogy to those of the Klondike region.

Dr. James Mortensen, P.Eng., Ph.D. Professor, Earth and Ocean Sciences, University of British Columbia. Dr. James Mortensen obtained a master's degree in geological engineering at the University of British Columbia in 1979 and a Ph.D in geological sciences at the University of California in Santa Barbara in 1983. He taught mineral deposits and mineral engineering for two years at the University of British Columbia and subsequently spent seven years as a research scientist with the Geological Survey of Canada in Ottawa.

In 1992, Dr. Mortensen returned to the University of British Columbia to take a faculty position, which he has held since that time. His research is mainly aimed at understanding the nature and origin of mineral deposits (especially gold) and specific controls on the development of economic deposits in the Yukon and Alaska.

Dr. Mortensen works extensively in tectonic and mineral deposit studies elsewhere in Western North America as well as in New Zealand and Australia. He has been carrying out geological studies in the Yukon for more than 30 years and has researched the geology and gold deposits of the Klondike District since 1983.

Rob Chapman (Lecturer) from the University of Leeds is a recognized international expert on the use of gold compositions to investigate placer/lode gold relationships and has collaborated with Dr. James Mortensen on this aspect of the research for several years.

Professor David Craw and **Doug MacKenzie,** from the University of Otago, are two of the leading researchers on the regional geology and structural controls on gold-bearing vein systems in the Otago schist belt in South Island, New Zealand, which is considered to be the best global analogy to the Klondike vein systems.

Doug MacKenzie, Visiting Scholar, University of British Columbia. Mr. MacKenzie is a research fellow with the geology department at the University of Otago, Dunedin, New Zealand.

He is currently spending six months as a visiting scholar with the Mineral Deposit Research Unit at the University of British Columbia. He has specific expertise on the structural evolution of orogenic belts and will analyze the controls on gold views in the Dawson Mining District.

MacKenzie obtained a Master's degree at the University of Otago in 1990. From 1990 until 1998, he worked in mineral exploration as a senior geologist for Freeport-McMoran Indonesia. In 1998, he returned to the University of Otago to continue research on the geology and gold-tungsten vein deposits of the Otago schist belt in South Island, New Zealand.

Dave Bond (Post-doctoral fellow) from the University of Leeds will spend several weeks studying potentially gold-bearing conglomerate sequences on ground held by Klondike star in the Indian River valley.

Evan Crawford (Master's candidate with Dr. James Mortensen at UBC) will spend one month in the Klondike mapping and sampling for the gold composition study.

Information for this piece was adapted from the MDRU 2005 annual report, April 1, 2006.

YUKON TERRITORY


YUKON TERRITORY
TINTINA GOLD BELT
SIGNIFICANT GOLD DEPOSIT
KNOWN OCCURRENCE OF GOLD MINERALIZATION
KLONDIKE GOLDFIELDS
FAULT
0
500
KM
N
ALASKA
YUKON TERRITORY
NORTHWEST TERRITORIES
BRITISH COLUMBIA
141°W
60°N
TRUE NORTH
RYAN LODE
FORT KNOX
SCHEELITE DOME
CLEAR CREEK
BREWERY CREEK
DUBLIN GULCH
KALTAG
TINTINA
TINTINA GOLD BELT
DAWSON CITY
DENALI
FAREWELL
DONLIN CREEK
POGO
ANCHORAGE
WHITEHORSE
Klondike Star
Spice Project
Klondike Star
Klondike-Area Projects
Klondike Star
Ultra Project

Adapted from "Yukon Exploration and Geology 2004," Heffernan et al., p.122

ABOUT THE YUKON, CANADA

Yukon Territory has a long and prosperous history in mineral production.

From an international and mining perspective, Canada and the Yukon are good places to do business. According to a 2006 independent Canadian business survey (Fraser Institute), Yukon Territory is ranked in the top third of provincial and territorial jurisdictions for supportive mining development policies and regulatory certainty.

The Tintina Gold Belt, which spans Alaska and the Yukon, hosts operating and former mines, and active exploration and development projects in the mid-Yukon and Alaska. Seven of the eight Klondike Star projects are situated in this mineralized zone.

Yukon Territory is geographically and competitively positioned to supply the growing mineral markets in southeast Asia and world-wide gold markets.

KLONDIKE EXPLORATION PROJECTS

KLONDIKE STAR PROPERTIES

Klondike Star is developing extensive surface and subsurface mineralized zones on a 346-km^2 (134-mi^2) land position underlying the site of the world-renowned Klondike gold-producing region. The company has six exploration and development projects in the area.

In addition, the company is advancing two select high-potential targets in other parts of the Yukon. These involve 93 km^2 (36 mi^2) of gold, base and precious metal mineral rights.

KLONDIKE STAR ACTIVITIES

During the year ended February 28, 2006, the scope and scale of year-round exploration activities expanded. The number of projects increased from two to six. Of those, two are now at the advanced exploration stage and two are drill ready. Interests in several properties, including placer gold, were advanced. For example, the winter auger drilling program on the Indian River Project more than doubled the number of drill holes from the previous year. Through targeted initiatives, the total mineral claims and leases held have grown. The company continuously examines opportunities to strengthen the value and potential of its holdings.

Klondike Star Mineral Corporation is conducting a full-scale, multi-year exploration program on its hard-rock quartz claims centered on the original Lone Star mine between Eldorado and Bonanza creeks. The company has opened a 50-person camp complex in close proximity to the Lone Star property, along with a core shack and bulk sampling test mill. There is an airstrip at the site. The camp facility has allowed operations to be consolidated with on-site administrative and technical services.

The company is working towards industry-standard mineral resource assessments and reporting for the Lone Star and Indian River Placer projects. A scoping study was initiated on the Lone Star Project to lay the ground-work for a mine pre-feasibility study, with completion planned by February 28, 2007.

In the first quarter of the 2007 year, March 1 to May 31, 2006, Klondike Star announced two additional projects, bringing the total to eight. They are the Dominion Project and the Bonanza Project.

The plan for the year ending February 28, 2007 is to spend $7,975,000 on mineral exploration and related infrastructure.

With respect to mineral resources and reserves, Klondike Star is subject to disclosure requirements established by the U.S. Securities and Exchange Commission and U.S. laws and regulations. Under these requirements, the company is not allowed to report inferred resources. Canadian and Australian joint venture partners in the Lone Star, Indian Rivera, Dominion, Ultra and Spice projects are subject to different reporting requirements. Accordingly, future disclosures about mineral resources and reserves by Klondike Star and its joint venture partners may contain different or additional information as required by applicable laws, regulations and requirements.

"The exploration is really only beginning on it [Lone Star], right now in a modern, systematic and cohesive fashion, and I think that it's going to take time, it's going to take money, but I think the rewards could be staggering."

Dr. Trygve Höy, Ph.D. P.Eng.
Special Advisor to the Board of Directors


KLONDIKE PLATEAU
LONE STAR
ELDORADO PLACER
DOMINION
BONANZA
INDIAN RIVER CONGLOMERATE
INDIAN RIVER PLACER
YUKON RIVER
DAWSON CITY
KLONDIKE RIVER
KLONDIKE HIGHWAY
BONANZA CREEK
HUNKER CREEK
UPPER BONANZA CREEK
ELDORADO CREEK
ELDORADO FACILITY
DOMINION CREEK
SULPHUR CREEK
GOLD RUN CREEK
INDIAN RIVER
MONTANA CREEK
EUREKA CREEK
ROADS
MAIN
SECONDARY
SCALE 1:75000
0 2 4 6 8 10
KM

KLONDIKE STAR MINERAL CORPORATION 2006 ANNUAL REPORT

LONE STAR PROJECT

MINERAL TARGET: GOLD

The Lone Star Project is an advanced-stage exploration property that is being studied for mine development. The property consists of 1,056 mineral claims and crown grants totaling 152 km² (58.7 mi²). Lone Star is the largest and most advanced of the six company projects in the gold-producing Klondike region of the Yukon.

The Lone Star Project is located 20 km (12.4 mi) southeast of Dawson City and is accessible by summer-maintained, graded gravel roads linking with the Klondike Highway.

Lone Star benefits from near-surface mineralization, excellent road accessibility, simple metallurgy, and excellent logistical and mining infrastructure, making the project amenable to low-cost exploration.

On-site exploration infrastructure includes a 50-person camp complex, kitchen and dining facility, a custom engineered bulk sampling test plant, a core shack and ancillary buildings. A gravel airstrip exists on the claim block at Eldorado Creek. The community of Dawson City is served by a regional airport.


N
SCALE 1:75000
0 2 4 6 8 10
KM
BONANZA CREEK
HUNKER CREEK
UPPER BONANZA CREEK
ELDORADO CREEK
ELDORADO FACILITY

HISTORY AND GEOLOGY OF THE PROPERTY

First assembled in 1986 by Canadian mine-finder Richard Hughes, the initial 500 mineral claims were optioned to Klondike Star Mineral Corporation in December, 2003. Some of the claims have experienced decades of exploration, although none on a comprehensive and large-scale basis. The Lone Star Project includes the site of the former producing Lone Star Mine (1912-14).

Furthermore, the project is situated within the geologically defined Tintina Gold Belt, spanning Alaska and the central Yukon, which includes major deposits and producing mines.

The claim block encompasses the headwaters of Bonanza and Eldorado creeks, the two richest placer creeks in the Klondike. These two creeks produced more than 60% of all the placer gold that has come from the Klondike.

The Lone Star Mine, which is a 105-meter (344.4-feet) long open cut located at the centre of the claim block, is the only known significant

STAGES OF DEVELOPMENT – LONE STAR PROJECT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2004	■		■				
2005			■				
2006				■			
2007				■	■		

lode occurrence in the Klondike. Production from 1912 to 1914 amounted to 7,700 tonnes grading 5.07 grams/tonne (0.148 ounces/tonne) gold by amalgamation before being shut down as result of World War I. Significantly, the mine is situated at the height of land between Eldorado and Upper Bonanza creeks.

The project hosts several large mineralized structures containing numerous commercial-grade intercepts, yet it remains under-explored to this day. The current exploration targets on the property belong to the "epigenetic" and "orogenic" group of mineralized structures, a class of structures which boasts potential for large, medium-grade gold deposits. Each target is large enough that it can be segregated and explored as a separate project. Mineralization found so far reaches from surface to 150-meter (492-feet) depths, and is open in all directions. Values typically reach up to several grams per tonne over 5 to 20 meters (16.4 to 65.7 feet).

Modes of precious metal mineralization are varied in the Klondike. In broad terms, three models are currently recognized: 1) orogenic-type gold as disseminations and veins hosted in pyritic quartz-muscovite schist; 2) shear-hosted mesothermal stockworks; and 3) dilatant quartz veins. The first form of mineralization dominates in the Klondike region.

To date, four separate mineralized zones have been identified on the property, supplemented by other targets. These are the Lone Star Zone, Buckland Shear Zone, Nugget Zone and 27-Pup-Dysle-Veronika Zone. Lone Star, Nugget and 27-Pup zones belong to the first style of mineralization, whereas the Buckland Shear represents the second form. Although the third form of mineralization is locally abundant and of high grade, mesothermal quartz veins are individually of little economic consequence due to their small size and erratic grade.

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators		Status
	Year-end February 28, 2006	Year-end February 28, 2005	Change from year-end 2005 to year-end 2006
Total claims and crown grants	1,056	500	111% increase
Total area	151.7 km² (58.6 mi²)	75 km² (29 mi²) (estimate)	52% increase
Drilling – no. of diamond drill holes and total meters	32 holes totaling 4,830 meters (15,846 feet)	No drilling	100% increase
Surface trenching and sampling	14 trenches totaling 2,858 m³ (3,738.1 yd³), 421 soil samples, 551 trench samples, 23 rock samples and 57 bulk chip samples	17 trenches totaling 1,300 m³ (1,700.3 yd³), 1,024 rock samples, 1,165 soil samples	120% increase in trenching
Assay analysis	5,095 core samples from drilling and core fire assays (1st round) of 1,250 samples, trench ICP totaled 551 samples and 92 trench fire assays	1,165 soil samples by ICP; refer to the 2004 assessment report at www.klondikestar.com	Significant increase
Ownership	55% with exclusive option up to 75%	55% with exclusive option up to 75%	No change

An important feature of precious metal mineralization on the Lone Star property is the characteristic "nuggety" nature of the contained gold. The gold is known to occur as scattered clusters of micro-grains in schist and quartz. This nugget effect bears tremendous consequence in regards to exploration activities at the property.

Lone Star Zone: This prospect is located at the headwaters of Victoria Gulch, 7-Pup and O'Neil Gulch, all of which are feeders to the rich Upper Bonanza placers (greater than 1,000,000 ounces historical production). The Lone Star Zone represents, by far, the most important mineralization on the property. Mapping has shown that mineralization is traceable for more than 600 meters (1,968.6 feet) northwest beyond the Lone Star Mine. Grades of up to 7.67 grams/tonne Au (0.224 ounces/ton) over 20 meters (66 feet) and 4.75 grams/tonne (0.138 ounces/ton) over 11 meters (36 feet) (trench), and 10.76 grams/tonne (0.314 ounces/ton) over 5 meters (16.5 feet) and 2.50 grams/tonne (0.073 ounces/ton) over 15 meters (49.2 feet) (drill cuttings) have been obtained near the open-cut. At the northwest end of the exposure, grades of up to 1.26 grams/tonne Au (0.037 ounces/ton) over 10 meters (33 feet) (trench), and 3.97 grams/tonne (0.116 ounces/ton) over 6 meters (19.8 feet) (drill cuttings) are seen. Mineralization found so far reaches from surface to 50-meter depths – 150 above (165 feet and 492 feet), and is open in all directions.

Buckland Shear Zone: The Buckland Shear Zone occurs adjacent to Eldorado Creek and is believed to be, in part, responsible for the greater than two million ounces of nuggety placer gold deposits found there in the past. Gulches draining through the Buckland Shear Zone were gold-rich, whereas those on the opposite side of Eldorado Creek were not. Grades of up to 6.79 grams/tonne Au (0.198 ounces/ton) over 5 meters (16.5 feet) (drilling) and 1.71 grams/tonne (0.050 ounces/ton) over 13 meters (42.6 feet) (trench) have been obtained from a 400-meter (1,312.2-feet) long stretch of the structure at Gay Gulch. Mineralization found so far reaches from surface to 150-meter (492-feet) depths, and is open in all directions.

Nugget Zone: The Nugget Zone occurs in the headwaters of 27 Pup and Oro Grande Gulch, and consists of coarse gold associated with quartz vein stockworks and pyritic quartz-muscovite schist.

27-Pup-Dysle-Veronika Zone: This zone occurs adjacent to Eldorado Creek and may also be, in part, responsible for some of the placer gold found there. More than 3 km (1.9 mi) long and up to 50 meters (164.1 feet) thick, it contains up to 1.40 grams/tonne Au (0.041 ounces/ton) with very high concentrations of silver, mercury and base metals, over widths of 14 meters (45.9 feet). It is open in all directions.

All four features extend over large areas with excellent opportunity for the existence of multiple mineralized zones, along both strike and dip. They belong to a class of structures which boasts potential for large, medium-grade, bulk-tonnage ore bodies. Based on historical evidence, these structures may also contain smaller, higher-grade pockets of mineralization amenable to "high-grading" exploitation.

In summary, the Lone Star Project hosts several large mineralized structures containing numerous commercial-grade intercepts.

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

Since acquiring the property in 2004, Klondike Star Mineral Corporation has become the majority owner and operator, increased the size of the project from 500 to 1,056 mineral claims and crown grants, and completed extensive soil, chip and bulk sampling, drilling, milling and assay analysis. By the start of the 2005 exploration season, the company had completed

construction of a 50-person camp complex, a bulk sampling test plant and installation of satellite telecommunications systems at Eldorado Creek.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

Exploration results and professional analysis to date indicate that the Lone Star Project represents an extensive mineralized area with a large tonnage, low-grade gold resource, augmented by higher grade zones, that warrant an expanded exploration effort and an intensive evaluation for potential mine feasibility and development.

Assay results from the 2005 diamond drilling program were released sequentially between October 6, 2005 and January 24, 2006.

The summer and fall 2005 diamond drilling program began at the Lone Star Zone, near the open pit of the former Lone Star Mine. Hole locations for the first 27 holes are shown on the diagram on page 33. Pairs of holes were drilled spaced 50 meters (164.1 feet) apart along the length of the Lone Star Zone. The first holes were located 25 meters west (81.9 feet) of the former Lone Star Mine. Previous drilling conducted in the period between 1986 and 1993 was mostly limited to about 60 meters (196.8 feet) depth, and was a combination of reverse circulation, percussion and diamond drilling. The final five holes drilled during the summer and fall of 2005 were in the Dysle and Veronika zones near Eldorado Creek.

The holes reported in the Lone Star Zone all successfully delineated low-grade mineralization over substantial widths, many of which contain narrower intervals of higher gold grade. Gold on the property is present as coarse free gold, with pyrite in disseminations, and locally is associated with narrow discordant quartz veins. The mineralized zones are associated with quartz-carbonate-pyrite alteration, and are hosted by felsic metavolcanic schist. The mineralized horizon at Lone Star Zone trends northwest and dips gently to the northeast. The true widths of the mineralized horizons have yet to be determined.

Highlights of the drilling include 1.14 grams/tonne (0.040 ounces/ton) gold over 62.55 meters (205.2 feet), including 5.46 grams/tonne (0.193 ounces/ton) gold over 6.0 meters (19.8 feet) in hole 05LS-02.

Holes 7 to 12 were drilled with the objective of extending the main mineralized zone to the north and at depth, and confirming the results of previous drill programs. Highlights of the drilling include 2.74 grams/tonne (0.097 ounces/ton) gold over 8.4 meters (27.6 feet), within a broader zone of 0.84 grams/tonne (0.03 ounces/ton) gold over 44.0 meters (144.3 feet) in hole 05LS-12. True widths of the mineralized horizons have yet to be determined. The limit of the Lone Star Zone has been determined on the southwest side, but the zone remains open to expansion to the north and at depth, and along strike in both directions.

Holes 13 to 15 were drilled with the objective of extending the main mineralized zone to the north and at depth, and confirming the results of previous drill programs. Highlights of the drilling include 2.10 grams/tonne (0.074 ounces/ton) gold over 24.0 meters (78.9 feet), including 13.43 grams/tonne (0.474 ounces/ton) gold over 1.0 meter (3.3 feet) in hole 05LS-15. This interval begins at surface. The limit of the Lone Star Zone has been determined on the southwest side, but the zone remains open to expansion to the north and at depth, and along strike in both directions.

Holes 16 to 18 were drilled northwest of all previous drilling, and have successfully extended the zone 250 meters (820.2 feet) beyond previous detailed drilling. Highlights from these holes include 6.79 grams/tonne (0.24 ounces/ton) gold over 3.5 meters (11.4 feet), including 38.57 grams/tonne (1.361 ounces/ton) gold over 0.6 meters (2.1 feet) in hole 05LS-17.


05-LS-16
05-LS-17
05-LS-18
05-LS-15
05-LS-14
05-LS-13
05-LS-12
05-LS-11
05-LS-10
05-LS-09
05-LS-24
05-LS-25
05-LS-08
05-LS-07
05-LS-06
05-LS-05
05-LS-04
05-LS-03
05-LS-02
05-LS-01
Lone Star Mine
Open Pit
05-LS-26
05-LS-27
Croyden Shaft
Corthay Shaft
05-LS-19
05-LS-20
1910 Adit
1930 Adit
05-LS-21
05-LS-22
05-LS-23
N
0 25 50 75 100 125 150
meters

SUMMER AND FALL 2005 DRILLING PROGRAM, LONE STAR MINE AREA. DIAGRAM SHOWS DRILLING LOCATIONS AND TABLE SHOWS ASSAY RESULTS.

Hole no.	From meters	To meters	Interval meters	Gold grams/ tonne
05-LS-01	11.89	12.80	0.91	4.73
05-LS-02	34.00	96.55	62.55	1.14
including	34.00	40.00	6.00	5.46
including	52.00	61.00	9.00	1.41
including	67.00	74.00	7.00	1.74
including	80.00	81.00	1.00	6.40
including	95.00	96.55	1.55	4.66
05-LS-03	18.10	48.20	30.10	0.73
including	22.86	26.50	3.64	4.26
including	36.05	39.05	3.00	2.85
05-LS-04	25.00	99.00	74.00	0.35
including	44.00	45.00	1.00	3.16
including	85.00	86.00	1.00	3.85
05-LS-05	20.10	39.90	19.80	0.36
including	20.10	21.10	1.00	1.39
05-LS-06	71.10	72.00	0.90	4.72
05-LS-07	11.00	11.50	0.50	1.64
and	18.00	39.00	21.00	0.29
including	22.00	22.50	0.50	1.93
including	35.00	36.00	1.00	2.49
and	60.00	68.70	8.70	1.85
including	60.00	61.00	1.00	12.81
05-LS-08	24.00	26.00	2.00	0.66
	61.00	62.00	1.00	1.52
05-LS-09	13.18	23.75	10.57	1.23
including	21.10	22.10	1.00	6.90
and	36.15	37.85	1.70	9.10
including	36.56	36.71	0.15	32.79
and	78.65	88.50	9.85	0.40
including	79.65	80.15	0.50	1.94
05-LS-10	2.00	7.00	5.00	0.94
including	4.00	5.00	1.00	3.53
and	14.00	24.00	10.00	1.47
including	19.00	23.00	4.00	3.18
and	49.00	50.00	1.00	2.45
and	68.00	79.00	11.00	0.99
including	69.00	70.00	1.00	3.70
and	115.00	115.80	0.80	1.98
05-LS-11	6.40	10.50	4.10	2.26
and	28.00	34.00	6.00	0.65
and	83.60	84.60	1.00	2.48
05-LS-12	20.00	21.00	1.00	6.25
and	37.00	81.00	44.00	0.84
including	37.00	43.00	6.00	1.62
including	61.00	69.40	8.40	2.74
including	63.00	64.00	1.00	10.89
and	107.00	108.00	1.00	2.23
05-LS-13	38.00	40.40	2.40	1.60
including	40.00	40.40	0.40	4.37
and	65.50	66.00	0.50	1.43
and	72.50	75.65	3.15	3.70
including	73.35	74.00	0.65	16.96
05-LS-14	8.00	17.00	9.00	0.15
and	28.00	37.00	9.00	0.87
including	28.00	28.50	0.50	10.22
and	46.70	53.00	6.30	0.28
and	59.16	60.05	0.89	3.45
and	80.00	80.50	0.50	1.07
05-LS-15	0.00	24.00	24.00	2.10
including	9.00	23.00	14.00	2.79
including	22.00	23.00	1.00	13.43
and	32.00	48.00	16.00	0.37
05-LS-16	60.00	88.00	28.00	0.23
including	60.60	61.00	0.40	2.23
including	68.75	76.00	7.25	0.48
and	121.00	132.00	11.00	0.46
including	130.00	130.40	0.40	3.59
05-LS-17	32.00	40.00	8.00	0.28
and	54.00	57.50	3.50	6.79
including	55.00	55.60	0.60	38.57
05-LS-18	14.50	16.70	2.20	0.63
and	85.90	91.00	5.10	0.78
including	85.90	86.90	1.00	3.52
and	120.90	123.40	2.50	1.06
including	121.80	122.40	0.60	2.96
05-LS-19	63.25	70.00	6.75	0.30
and	107.20	111.55	4.35	0.53
and	125.05	148.20	23.15	0.55
including	125.05	127.55	2.50	1.32
including	138.55	139.55	1.00	1.90
05-LS-20	4.88	12.10	7.22	0.13
and	53.34	84.00	30.66	0.17
and	93.00	103.00	10.00	0.46
including	102.10	102.60	0.50	4.88
and	127.00	141.10	14.10	0.43
including	133.50	134.20	0.70	2.92
05-LS-21	28.00	32.00	4.00	1.13
and	56.50	84.40	27.90	0.13
and	122.50	156.25	33.75	0.52
including	137.00	137.90	0.90	3.90
including	142.10	142.80	0.70	4.60
05-LS-22	15.00	16.00	1.00	1.91
and	29.60	61.00	31.40	0.72
including	49.35	53.00	3.65	4.73
and	110.00	134.40	24.40	0.62
including	116.60	117.80	1.20	2.06
including	133.80	134.40	0.60	11.96
05-LS-23	53.30	54.00	0.70	1.37
and	69.60	85.30	15.70	1.91
including	76.50	77.50	1.00	1.98
including	82.50	83.50	1.00	24.05
and	114.00	132.89	18.89	0.26
including	118.00	119.00	1.00	3.44
05-LS-24	10.00	11.00	1.00	4.13
and	85.00	106.00	21.00	0.39
including	95.40	98.00	2.60	1.51
including	105.00	106.00	1.00	1.76
05-LS-25	47.00	63.60	16.60	0.15
including	48.00	48.95	0.95	1.02
including	63.00	63.60	0.60	1.25
05-LS-26	4.26	61.50	57.24	1.03
including	13.00	57.50	44.50	1.28
including	20.00	32.00	12.00	1.99
including	30.00	31.00	1.00	6.50
including	41.50	50.90	9.40	1.98
including	49.85	50.90	1.05	10.45
05-LS-27	4.26	66.00	61.74	1.67
including	12.00	61.00	49.00	2.01
including	12.00	19.00	7.00	2.57
including	38.00	61.00	23.00	3.23
including	38.00	39.00	1.00	13.41
including	54.00	55.00	1.00	22.15

Holes 19 to 23 were drilled to the east of an open pit, in an area with little previous drilling. Highlights from this area include 1.91 grams/tonne (0.067 ounces/ton) gold over 15.7 meters (51.6 feet), including 24.05 grams/tonne (0.848 ounces/ton) gold over 1.0 meter (3.3 feet) in hole 05LS-23, the easternmost hole drilled on the Lone Star Zone. The distance between holes 18 and 23 is approximately 800 meters (2,624.7 feet), and the Lone Star Zone remains open to extension in both directions along strike, to the north, and down-dip to the northeast.

Highlights from holes 24 to 27 include 1.03 grams/tonne (0.036 ounces/ton) gold over 57.24 meters (187.8 feet) in hole 26, and 1.67 grams/tonne (0.059 ounces/ton) gold over 61.74 meters (202.5 feet) in hole 27.

Holes 24 and 25 were drilled to the north of the main trend of the Lone Star Zone, on the same cross-section and azimuth as drill holes 7 and 8, and collared 65 meters (213.3 feet) to the north-northeast. Highlights from holes 24 and 25 include 4.13 grams/tonne (0.146 ounces/ton) gold over 1.0 meter (3.3 feet) and 0.39 grams/tonne (0.014 ounces/ton) gold over 21.0 meters (69 feet) in hole 24. These results indicate that the Lone Star Zone remains open down-dip to the north, with a minimum dip length of 165 meters (541.2 feet) on this section. The zone has a minimum strike length, defined by drilling, of 800 meters (2,624.7 feet), open in both directions. The holes also confirm that the zone dips gently to the northeast, slightly more steeply than the topographic slope.

Holes 26 and 27 were drilled to confirm a 1990 reverse circulation rotary drill hole (hole 90R-18) which encountered substantial mineralization: 1.68 grams/tonne (0.059 ounces/ton) gold over 56.4 meters (185.1 feet). Hole 26 was a twin to vertical hole 90R-18, while hole 27 was drilled at -70 degrees to the south-southwest from the same collar. These holes are located on the south central part of the zone, and lie on the same cross-section as drill holes 7 and 8, and holes 24 and 25. Holes 26 and 27 are collared 80 meters (262.5 feet) south-southwest of holes 7 and 8. The results are consistent with the "nugget effect" style of mineralization common on the property.

PLAN TO YEAR-END FEBRUARY 28, 2007

The 2006 summer work plan will run from late May through October. Expanded diamond drilling, milling and bulk sampling are proceeding alongside a scoping study to determine the economic viability of the mineral deposit and facilitate expedited planning and decision-making.

The drilling program in 2005 completed 4,830 meters (15,846.6 feet). Future drilling is planned to delineate the extent of the known gold-bearing ore body in the primary zones of interest, including the Lone Star Zone and extensions, the Buckland Shear Zone between Gay Gulch and 27 Pup, and the Nugget Zone above Oro Grande Gulch. Deep drill holes are planned to extend resource analysis to depths beyond 500 meters (1,640.4 feet).

New facilities, including a mechanical shop and camp annex, are being constructed in the vicinity of the Eldorado Camp. This infrastructure will increase productivity and support a larger exploration effort.







INDIAN RIVER PLACER PROJECT

MINERAL TARGET: GOLD

The Indian River Placer Project is an advanced-stage exploration property. It is located 40 km (24.9 mi) from Dawson City, in the heart of the Klondike gold-producing region of the Yukon. During the year ending February 28, 2007, bulk sampling and testing of processing technologies will proceed, along with the initiation of a scoping study to determine the economic viability of the mineral deposit and facilitate expedited planning and decision-making.


INDIAN RIVER
MCKINNON CREEK
MONTANA CREEK
EUREKA CREEK
N
SCALE 1:75000
0 2 4 6 8 10
KM

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

The Indian River Placer Project consists of 185 mineral claims plus 17 leases, totaling 35 km² (13.5 mi²). The placer claims were assembled by Vern Matkovich and Tom Morgan, now senior members of Klondike Star's exploration team. Indian River is emerging as one of the most active areas of new investment and productive placer mining in the Klondike region. Klondike Star Mineral Corporation holds 100% ownership of the project.

Regional and project-specific infrastructure includes a summer seasonal road to a central location in the block of claims and established winter access routes.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

During the recent winter drilling program, the company completed 184 holes (double the 2005 drilling) for a cumulative total of 274 holes or 3,237 meters (10,320 feet). Two winter drilling programs have been completed and the plan is to shift from just winter exploration to bulk sampling, test mining and pre-production business planning.

The 2006 winter drilling recovered gold from 90% of the holes, with gold recovered from 100% of the holes drilled in the main target area along the Indian River bench. In 2005, drilling resulted in gold recovery from 87% of the holes drilled.

PLAN TO YEAR-END FEBRUARY 28, 2007

Klondike Star Mineral Corporation intends to move ahead with test mining and business planning on its placer gold property on the Indian River. Exploration efforts are advancing to a new phase, with new expenditures on a summer exploration, bulk sampling and test processing program, building on drilling and exploration activities. The objective is to develop a large-scale placer mine.

STAGES OF DEVELOPMENT – LONE STAR PROJECT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2006	▬▬▬		▬▬▬	▬▬▬			
2007	▬▬▬			▬▬▬	▬▬▬		

In the summer of 2006, bulk sampling and test processing will be conducted on three or more high-potential sites that have been prepared for this purpose through stripping, clearing and permitting. Test mining will be supervised by an established Canadian firm specializing in mine engineering and processing technology.

After careful evaluation, Klondike Star plans to deploy two processing technologies to help refine the best approach for possible production. One is a dry separation technology used in mining operations elsewhere in the world in similar conditions. The other is a conventional sluicing system used extensively in the Klondike that is particularly suited to conditions along the Indian River. This will allow comparative analysis of throughput and gold recovery.

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators		Status
	Year-end February 28, 2006	Year-end February 28, 2005	Change from year-end 2005 to year-end 2006
Total claims	185 claims plus 17 leases		New acquisition
Total area	35 km² (13.5 mi²)		New acquisition
Drilling – number of auger drill holes and total meters	274 holes totaling 2,426 meters (7,959.3 feet) (winter season December – April)	90 holes totaling 811 meters (2,660.7 feet) (winter season December – April)	104% increase in holes drilled and 190% increase in total distance
Ownership	100%		New acquisition



Indian River (foreground) and roads cut for drilling locations

SPICE PROJECT

MINERAL TARGET: GOLD

The Spice Project has moved to a drill-ready stage of exploration. As of May 31, 2006, following a staking program to increase the land base, the Spice Project was increased to 51 mineral claims totaling 10.9 km^2 (4.2 mi^2) from 32 claims totaling 6.7 km^2 (2.6 mi^2). The property is located 28 km (17.4 mi) east of the community of Ross River and 8 km (4.9 mi) south of the North Canol Road in the Watson Lake Mining District of the Yukon.



CANOL ROAD
ROSS RIVER
N
SCALE 1:75000
0 1 2 3 4 5
KM

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

The property has been explored since 2000, when a regional geochemical survey conducted by the Yukon Geological Survey identified strong, coincident gold, silver and epithermal pathfinder elements. Follow-up geochemical sampling identified an open-ended anomalous zone and samples assayed up to 13.9 grams/tonne (0.490 ounces/ton) gold. An IP chargeability high and resistivity low coincides with the highest geochemical values.

The Spice Project falls within the Tintina Gold Belt which hosts numerous gold deposits, producing mines, notably the Fort Knox, Pogo and (former) Brewery Creek, and active exploration projects.

Regional and project-specific infrastructure includes the South Canol Road, the all-weather Robert Campbell Highway, and the nearby community of Ross River, which has an airport.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

The property is considered to be ready for diamond drilling of identified target areas.

PLAN TO YEAR-END FEBRUARY 28, 2007

A diamond drilling program will proceed in the fall of 2006. The target is a low-sulphidation epithermal-style gold deposit hosted by rhyolite, similar to the Grew Creek property 60 km (37.3 mi) to the west. The Grew Creek property is currently being explored by another company with an ongoing drilling program.

The 2006 exploration program will be headed up by an expanded geology team.

STAGES OF DEVELOPMENT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2006	▬	▬					
2007	▬		▬				

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators			Change in status	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Total claims	51	32		59.4%	32
Total area	10.9 km^2 (4.2 mi^2)	6.7 km^2 (2.6 mi^2)		62.7%	6.7 km^2 (2.6 mi^2)
Drilling					
Ownership		Exclusive option for up to 75% ownership		No change	New acquisition



Winter view of the smooth, rolling topography of the Spice Project

ULTRA PROJECT

MINERAL TARGET: BASE AND PRECIOUS METALS

Since 2000, the Ultra Project has been assembled by Tom Morgan and Vern Matkovitch, now members of Klondike Star's exploration team. Following additional staking in the fall of 2005, the Ultra Project now involves 404 mineral claims totaling 82 km² (31.7 mi²). The property is located in the Kluane Mountains, 42 km (26.1 mi) northwest of Haines Junction, Yukon Territory. The Ultra Project is at a drill-ready exploration stage.



Silver Creek
Boutellier Creek
Alaska Highway
Telluride Creek
Kluane Ranges
Jarvis River
N
SCALE 1:50000
0 2 4 6 8 10
KM

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

Three types of mineralization are present on the property: VMS-style copper-zinc-silver-gold massive sulphide, magmatic nickel-copper-platinum-palladium-gold and Cu-Ag veins. Placer gold is also present. The Lake, Redball and Frohberg showings are ready to be tested by diamond drilling.

The property is near the former operating nickel-platinum Wellgreen Mine and an area optioned recently by Falconbridge Limited (a leading producer of copper and nickel with investments in zinc). Ultra is also in the same geological zone as the world-class zinc-copper-gold Windy Craggy deposit in northern British Columbia.

With respect to regional and project-specific infrastructure, the project, only 10 km (6.2 mi) west of the all-weather international Alaska Highway, is accessible by rough gravel road. The site is about 140 km (87 mi) from a deepwater port. The community of Haines Junction is served by a regional airport.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

The property is drill-ready based on a multi-year investment in prospecting, mapping, sampling, airborne and ground geophysical surveys, and geochemistry analysis.

The first drilling target is key VMS-style copper-zinc-silver-gold anomalies that will help to identify the source, distribution and scope of massive sulphide boulders that are up to 19 tons with assays of 2.1% copper, 5.1% zinc and 25 g/t silver.

The second drilling target is for polymetallic magmatic nickel-copper-platinum-palladium-gold. The Frohberg showing assayed up to 5.5 grams/tonne platinum (0.194 ounces/ton), 13.5 grams/tonne palladium (0.476 ounces/ton), 4.1% copper and 1.7% nickel. Recent outcrop samples assayed at 4.4% nickel and 2.3 grams/tonne (0.081 ounces/ton) of platinum group elements.

PLAN TO YEAR-END FEBRUARY 28, 2007

During the fall of 2006, a strategic diamond drilling program is planned to assess two base and precious metal targets at three sites, along with additional sampling and further assessments of the underlying regional geology.

STAGES OF DEVELOPMENT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2006	▬▬▬	▬▬▬					
2007			▬▬▬				

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators		Status
	Year-end February 28, 2006	Year-end February 28, 2005	Change from year-end 2005 to year-end 2006
Total claims	404 claims		New acquisition
Total area	82 km² (31.7 mi²)		New acquisition
Drilling			
Surface trenching & sampling	86 rock and soil samples		New acquisition
Ownership	Exclusive option for up to 75% ownership		New acquisition



Massive sulphide boulder

DOMINION PROJECT

MINERAL TARGET: GOLD

At the headwaters of Dominion Creek, the Dominion Project consists of 224 claims totaling 45 km² (17.4 mi²). As of May 31, 2006, Klondike Star holds 100% or majority interest in 168 claims and an exclusive option to purchase the remaining 56 claims.

On April 27, 2006, Klondike Star announced the acquisition, from KSL Exploration (Yukon) Limited, a subsidiary of Klondike Source Limited (Australia), of the exclusive right to purchase an undivided 100% interest in up to 56 quartz claims in the DOM block located at Hunker Dome in the eastern part of the Klondike goldfield.


SCALE 1:75000
0 2 4 6 8 10
KM
HUNKER CREEK
DOMINION CREEK
QUARTZ CREEK
SULPHUR CREEK
GOLD RUN CREEK

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

Since 1999, a portion of the property was explored by KSL Exploration (Yukon) Limited, including drilling, soil sampling and trenching. Before that, United Keno Hill Mines Limited, longstanding operator of gold and silver properties, such as the Elsa and Keno Hill mines, invested significant effort on the other portion of the property.

Regional and project-specific infrastructure includes good seasonal road access.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

The area covers several mineralized vein systems, and includes some shafts and a long tunnel. It has been the subject of drilling, soil geochemistry and trenching. Various broad zones of disseminated mineralization have not yet been examined in detail.

PLAN TO YEAR-END FEBRUARY 28, 2007

A comprehensive exploration program is being launched on this new major property in the goldfields of the Klondike. Klondike Star's goal is to consolidate and ground-truth previous exploration results, advance knowledge of the mineral resources, and identify future drill targets on a systematic and expedited basis.

The program will be headed up by a dedicated team of geologists with previous experience on the property. Planned activities include detailed mapping, extensive chip sampling, assessment of 65 existing trenches, selective bulk sampling and processing through the Eldorado bulk sampling test plant. A satellite camp will be installed to support project operations.

STAGES OF DEVELOPMENT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2005	▬						
2006	▬						
2007	▬	▬	▬				

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators			Change in status	
	Q1 ending May 31, 2006	Year-end February 28, 2006	Year-end February 28, 2005	Year-end to Q1 ending May 31, 2006	Year-end 2005 to year-end 2006
Total claims	224	168	112	33%	56 claims
Total area	45 km² (17.4 mi²)	33.5 km² (13 mi²)	23.5 km² (9 mi²)	42.5%	10 km² (4 mi²)
Ownership	• 100% ownership of 56 claims • 55% ownership of 112 claims with exclusive option for up to 75% • exclusive option to acquire 100% of 56 claims	• 100% ownership of 56 claims • 55% ownership with exclusive option of 75% of 112 claims	55% with exclusive option for up to 75% of 112 claims	Exclusive option for 100% ownership of 56 claims	New acquisition combined with additional staking



Historical trenching at Dominion Project

INDIAN RIVER CONGLOMERATE PROJECT

MINERAL TARGET: GOLD

The Indian River Conglomerate Project is an early-stage exploration property for Klondike Star.

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

The property is located 40 km (24.9 mi) from Dawson City, in the heart of the Klondike gold-producing region of the Yukon. It is situated in the Tintina Gold Belt, which spans Alaska and the central Yukon. Access to the region is by good gravel road.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

Additional geological mapping, rock and soil sampling and geochemistry analysis, trenching, and a magnetometer survey were completed between May and September 2005. Auger drilling from January to April 2005 provided bedrock samples. This work builds on extensive reconnaissance and geological mapping, bulk sampling, diamond drilling and core analysis, and geochemical surveys completed by previous exploration companies.


SCALE 1:75000
0 2 4 6 8 10
KM
INDIAN RIVER
QUARTZ CREEK
SULPHUR CREEK
MCKINNON CREEK
MONTANA CREEK
EUREKA CREEK

PLAN TO YEAR-END FEBRUARY 28, 2007

Auger drilling into the bedrock is planned for further assessment of the property. Additional baseline work will be undertaken to consolidate and ground-truth previous exploration results.

STAGES OF DEVELOPMENT

Year-end	Property acquisition	Early exploration	Intermediate exploration	Advanced exploration	Early development	Development	Production
2005	▬						
2006	▬						
2007	▬	▬					

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators		Status
	Year-end February 28, 2006	Year-end February 28, 2005	Change from year-end 2005 to year-end 2006
Total claims	205 claims		New acquisition
Total area	67.3 km^2 or 26 mi^2		New acquisition
Drilling – number of auger drill holes	49 holes (winter season January to April)		New acquisition
Surface trenching and sampling	8 trenches totaling 1,128 m^3 (2,475 yd^3) 12 test pits, 52 rock samples, 333 soil samples		New acquisition
Assay analysis	36 rock samples, 333 soil samples		New acquisition
Ownership	Exclusive option for up to 75%		New acquisition



Sunset over Indian River

ELDORADO PLACER PROJECT

MINERAL TARGET: GOLD

Located 20 km (12.4 mi) from Dawson City, the Eldorado Placer Project is located within the boundaries of the Lone Star Project. The placer mineral claims (surface) overlap some of Lone Star's quartz mineral claims (subsurface).


N
SCALE 1:75000
0 2 4 6 8 10
KM
BONANZA CREEK
UPPER BONANZA CREEK
ELDORADO CREEK
ELDORADO FACILITY
QUARTZ CREEK
SULPHUR CREEK
INDIAN RIVER

HISTORY, GEOLOGY AND INFRASTRUCTURE OF THE PROPERTY

The property is in the heart of a longstanding gold-producing area. There are many placer mines operating in the general vicinity. The claims were originally assembled by Canadian mine-finder Richard Hughes and optioned to Klondike Star Mineral Corporation in 2004.

Regional and project-specific infrastructure includes good all-season road access from the Klondike Highway just south of Dawson City.

EXPLORATION RESULTS AND MINERAL RESOURCE ASSESSMENT

The property has known placer gold potential. However, the company has not itself conducted substantive exploration work to date.

PLAN TO YEAR-END FEBRUARY 28, 2007

The right to conduct placer mining on the property has been optioned to an experienced Klondike placer miner operating on properties adjacent to the Eldorado Project. This arrangement is expected to continue.

COMPANY PROGRESS AND YEAR-OVER-YEAR COMPARISON

	Indicators		Status
	Year-end February 28, 2006	Year-end February 28, 2005	Change from year-end 2005 to year-end 2006
Total claims	115 claims	114 claims	1
Total area	6.9 km² (2.7 mi²)	6.5 km² (2.5 mi²) (estimate)	0.4 km² (0.15 mi²) increase
Ownership	55% and exclusive option to acquire up to 75%	55% and exclusive option to acquire up to 75%	No change

DIAMOND DRILLING,

CORE PROCESSING & LOGGING

As part of a full-scale exploration initiative on the Lone Star Project, a major diamond drilling program was introduced. Diamond drilling will contribute measurably to mineral resource assessment and help to delineate the scope and scale of potential ore bodies. During the year ending February 28, 2006, 32 diamond drill holes totaling 4,830 meters (15,846 feet) of core were completed, primarily on the Lone Star properties.

The drill core is delivered to the core shack by the drill contractor. There, the geological staff photographs and logs the core for geological and geotechnical details. The core is then sawn in half lengthwise using a diamond saw, with half the core retained for future examination. The other half of the core sample is sealed and shipped via surface freight to an ISO 9001:2000 accredited analytical laboratory. There, the core is dried, crushed and sampled by analytical procedure IDX for 36 elements by ICP-MS. When gold is found to be greater than 100 ppb by ICP-MS, the samples are reprocessed using the metallic sieve fire assay procedure on a 500-gram split.



LOGGING CORES IN THE CORE FACILITY





"The whole idea...
is to take large samples
of ore that we have
discerned has gold in it...
to establish what the true
ore grade is, using
mining methods."

VERN MATKOVITCH
FIELD EXPLORATION SERVICES



BULK SAMPLING TEST PLANT

The bulk sampling test plant is a custom engineered and fabricated facility used to process and recover gold from mineralized material. Generally, each sample is between one and five tonnes taken from selected zones, trenches and other locations on the Klondike-area properties, excluding placer. The test results supplement drill core assays, soil chemistry and other geological information, thereby increasing the company's ability to assess and measure mineral resource potential.

Bulk samples of up to five tonnes each are excavated from selected mineralized zones on the Klondike properties and delivered by truck to the upper end of the sample facility (1). The samples are primarily schist materials containing a wide variety of sizes from fines to larger rock masses.

Samples are dumped into a receiving chute (2) which directs the material through stationary grizzly bars and on to a vibrating screen. The oversize rock from the screen is fed through a three-stage crushing system (3). The first and second stages are jaw crushers and the third stage is a rolls crusher. This crushing process reduces the material to minus one-quarter inch. The crushed materials, along with the fines from the vibrating screen, are dropped into a holding bin (4).

Batches are withdrawn from the bottom of the holding bin and placed into tote boxes which are carefully weighed and recorded. The batches are then fed into one of two ball mills (5) which are arranged so that while one ball mill is loaded and operating, the other is discharging.

The particles are reduced in the ball mill circuit to minus 20 mesh size, then passed through a vibratory screen (6). The resulting slurry is fed via a screw conveyor to a gravity separation table (7).

The gravity table separates the heavier fraction containing gold particles. This fraction is further concentrated on a smaller finishing gravity separation table. The concentrate from the finishing table, along with representative samples of the tailings, are collected and sent to a laboratory for assaying.

The tailings are fed (8) to a solids settling tank where solids are settled out and returned to landfill. The water from the settling tank is re-circulated to the gravity separation process.


1
bulk sample (5 tonne nominal)
receiving chute and grizzly
vibratory screen
2
3
primary jaw crusher
secondary jaw crusher
rolls crusher
fines (minus 1/4")
bin cover
crushed sample holding bin
4
hand shovelled
tote box
scale
water to ball mills
oversize -20 mesh recycled to ball mill
ball mill discharge hopper
ball mills (batch loads)
5
screw feeder
6
vibratory screen
screw conveyor
gravity separation table
7
tailings slurry
finishing table
gold sample concentrate
drying, weighing and packaging
to assay laboratory
water recirculated to storage tank
water storage tank
water for gravity table
curtain baffles
1st water tank
8
settling tank
solids to landfill
2nd water tank



CORPORATE GOVERNANCE

BOARD OF DIRECTORS

In assuring that the long-term interests of shareholders are properly served, the stewardship and oversight role of Klondike Star's Board of Directors encompasses strategic planning, corporate governance practices, risk management, communication with investors and other stakeholders, leadership development and senior-level staffing, and standards of business conduct.

Since February 28, 2005, the Board of Directors and management have strengthened governance by establishing new governance guidelines, board committees and policies, and by introducing rigorous management practices.

New bylaws and certificate of incorporation amendment

A new general company bylaw and an indemnification bylaw were enacted, completely upgrading the foundation for Klondike Star's governance and operations. Shareholders authorized an amendment to the certificate of incorporation granting the Board of Directors the power to reclassify the authorized and issued capital stock. This would be done by subdividing or combining the outstanding shares of any class or series of a class of shares into a greater or lesser number of outstanding shares.

Board and committee charters

To support effective governance, charters and guidelines for the Board of Directors were adopted, together with the creation of a formal Audit Committee and a new Environment, Health and Safety Committee, both with specific charters detailing roles and responsibilities.

The committees were created to fulfill fiduciary responsibilities, foster implementation of company policies, and monitor adherence with statutory and regulatory obligations arising from securities, business, environmental and occupational health and safety legislation.

The Audit Committee was formally established on November 29, 2005. It met for the first time that day with the company auditor to prepare for the 2005 audit. On January 30, 2006, the committee met again to review management's work plan for timely completion of the 2005 audited financial statements, consider 10-QSB and 10-KSB reporting guidelines, suggest areas for improvement in future company filings, and establish priorities for the committee. The committee met again on May 25, 2006.



The Environment, Health and Safety Committee was established on January 30, 2006. Following completion of draft plans for health and safety, and environment, as well as sustainable development, in accordance with Klondike Star policies, the committee met on May 25, 2006 to review and approve the plans, receive quarterly reporting and discuss regulatory risks.

New policies

New policies were developed to guide the growth and development of the company. These include the Code of Business Conduct and Ethics, Authorization Policy and Signing Authority Guidelines, Health and Safety Policy, Environment and Sustainable Development Policy, a revised 2003 Stock Incentive Plan for Employees and a 2005 Stock Incentive Plan for Consultants and Advisors.

Code of business conduct and ethics

The Code of Business Conduct and Ethics states that, in keeping with its commitment to excellence in all aspects of corporate governance, the business of Klondike Star will be conducted with honesty and integrity and in accordance with the highest ethical and legal standards and corporate social responsibility. The Code is intended to promote prudent business practices, deter wrongdoing, and document and promote the principles of conduct and ethics that Klondike Star Mineral Corporation and its subsidiary and affiliated companies and joint ventures worldwide, including all directors, officers, employees, agents and contractors, are to follow.

Disclosure

In support of an open and accountable approach, each of the Code of Business Conduct and Ethics, Health and Safety Policy, and Environment and Sustainable Development Policy, along with the Board of Directors Charter, the Environment, Health and Safety Charter Committee, and the Audit Committee Charter was disclosed through regulatory filings and published on the company website.

Concurrent with the filing of the 10-KSB year-end report to February 28, 2006 with the Securities and Exchange Commission, the company issued *Year-End Report 2006 and Project Development Update* to shareholders and interested investors and the general public.

The company is continuing its practice of communicating regularly through media releases on matters or events considered to be material.



“In this day and age, mining successfully and profitably is about more than just taking minerals out of the ground.”

DON FLINN, P.ENG.
DIRECTOR, V.P. OPERATIONS

ENVIRONMENTAL STEWARDSHIP

Klondike Star Mineral Corporation is fully committed to maintaining ecological viability, conserving natural resources, and minimizing the impact of its activities on the environment. It will accomplish this through diligent application of appropriate technology and responsible conduct at all stages of exploration, mine development, mining operations, closure and reclamation.

The company relies upon various mining land use permits and water licenses to operate and grow the business. It may incur difficulties in acquiring such permits and licenses in the future, which could adversely affect future development of the company's properties.

Klondike Star Mineral Corporation is a prudent and responsible operator guided by its policies and guidelines. This includes the Environment and Sustainable Development Policy and implementation guidelines, including industry best practices such as the Environmental Excellence in Exploration (2006), published by the Prospectors and Developers Association of Canada.

HEALTH AND SAFETY

Health and safety for employees and contractors is a known risk factor for any mineral exploration and development business. The personal safety, health and well-being of every employee of Klondike Star Mineral Corporation, as well as all its contractors working on job sites, are considered to be of the utmost importance in the effective and efficient conduct of business. Safeguarding the health and safety of people on its work sites is more than a priority, it is a given in the way Klondike Star does its work every day.

The company has established policies, guidelines, implementation plans and best practices to address this risk effectively and efficiently. Klondike Star Mineral Corporation has an uncompromising commitment to superior safety performance and a healthy workplace.

As a prudent and responsible operator, Klondike Star is guided by best practices. These include health guidelines, including industry best practices such as the Safety Guidelines (2006) published by the Association for Mineral Exploration British Columbia.

Klondike Star is a participating employer in the national Passport to Safety initiative sponsored in the Yukon by Yukon Workers' Compensation, Health and Safety Board. All employees, managers and designated contractors are completing a general or supervisory Passport to Safety course.

As part of its commitment to a safety culture, Klondike Star provides a financial incentive, rewarding all employees who obtain recognized standard or industrial-level first-aid training and certification.

FIRST NATION RELATIONS

Klondike Star's goal is to build and sustain good will with local First Nations leadership over the long-term. This includes working constructively with land and resource management departments and First Nations corporations to create local benefits and opportunities during the course of exploration and mine development, while addressing wildlife, environmental, employment, economic development and community interests.

Since the outset of exploration activities in the region, along with Klondike Star's regular contact with Tr'ondëk Hwëch'in First Nation leadership and senior administration, the company is continuing to contract with Han Construction Ltd. for facility construction services for its operations in Dawson City and Whitehorse. Other areas of cooperation are under discussion.

Klondike Star's MANAGEMENT TEAM

Klondike Star Mineral Corporation is led by an experienced team of business leaders who are professional engineers with experience in the mining and construction sectors throughout North America. Together with a capable geology team, they are supported by employees, consultants, advisors and contractors in legal affairs, policy, accounting, finance and capital development, environmental issues, investor relations, engineering, facility construction, major equipment and fleet vehicle maintenance, and administration.



Hans Boge, P.Eng.
President

Hans Boge is a civil engineer, and founder and president of Boge and Boge (1980) Ltd., a consulting engineering firm started in 1976. The company's major clients in the mining sector include Inco and Hudson's Bay Mining and Smelting. In the gold mining sector, customers have included Placer Dome, Campbell Red Lake Mines, Dickensen Mines (now GoldCorp), and Bissett Gold Mine. He is co-founder and president of Canadian Project Management Team Inc., a project development and management service firm developing activities in Ghana and Egypt. He is a co-founder of Langreen (1984) Ltd., a construction company operating in Manitoba and Ontario. He is president of Diaser Management (2006) Ltd., a firm providing design-build services to the mining and agricultural processing industries.



Donald W. Flinn, P.Eng.
Vice-President, Operations

Don Flinn is a civil engineer with over 40 years business experience in the private and public sectors as an owner/operator of construction companies, a consulting engineer, a corporate executive and a project manager. He is president and CEO of Innovative Construction Technologies, Inc. and former managing director of Energy Solutions Centre Inc. in Whitehorse, Yukon Territory. The Centre won several national awards for its performance in energy conservation, renewable energy solutions and greenhouse gas emission reduction. He is past president of the Association of Professional Engineers of Yukon, a former provincial member of the Canadian Standards Association (CSA), and a former technical director for the Canadian GeoExchange Coalition, a federally incorporated company.



Dr. Trygve Höy, P.Eng. Ph.D.
Special Advisor to the Board of Directors

Working as a professional exploration consultant to industry for more than five years, and as a research-oriented geologist with the British Columbia Geological Survey for 27 years, Dr. Höy earned a B.Sc. (University of British Columbia, 1968), M.Sc. (Carleton University, 1970), Ph.D (structural geology, Queen's University, 1973) and P.Eng. (1976). He has completed considerable research and publishing on the setting of Sedex deposits, including Sullivan, volcanogenic massive sulphide deposits, and vein gold deposits, particularly the Rossland gold camp. Dr. Höy is a member of the Society of Economic Geologists, Geological Association of Canada, and Professional Engineers and Geoscientists (British Columbia); an executive member of the Geological Association of Canada Pacific Margin Section; past associate editor of Geoscience Canada and co-editor of the Mineral Deposit Division's "Sullivan Volume." Dr. Höy has several dozen publications to his credit, including papers in externally refereed scientific journals. He has produced regional and detailed geological maps covering many of the mineral deposit belts of southeastern British Columbia.



Collin Young, C.A.
Controller

A chartered accountant registered with the Alberta and Yukon institutes, Collin Young has more than 16 years experience in public and private practice as a financial accountant, sole practitioner, manager and management consultant for a national accounting and consulting firm, and chief financial officer. He has provided services to a crown development corporation, an energy services company, and various private, community, university, regional hospital, the Yukon government, First Nation and public sector clients, including the Yukon Mineral Advisory Board and the predecessor to the Yukon Department of Energy, Mines and Resources.



Barbara (Bobbi) Stevenson, B.Sc.
Assistant Corporate Secretary

A business and financial administrator, information technology specialist and former educator, Bobbi Stevenson has several university and college degrees and more than 40 years experience in business management, information systems, financial services in the private and public sectors in the United States and Canada, and the administration of a regulated association of professional engineers in Yukon Territory.

Klondike Star's GEOLOGY TEAM

Klondike Star's geology team has extensive exploration industry experience and local knowledge, working in the Yukon and, in particular, in the Klondike gold-producing region.



William Mann, M.Sc.
Manager, Exploration

Working as a geologist in the mineral exploration and mining industry since 1979, Bill Mann is very familiar with all aspects of mining and mineral exploration. He has worked in all stages of the mining cycle, from grass roots exploration to advanced exploration, through feasibility studies, mine construction, and open pit and underground mine production. He is experienced in environmental geology, including acid-base accounting, mine site environmental assessment and reclamation. He has worked on a variety of deposit types, in different geological environments, with a focus on the Yukon and the Canadian north. Bill Mann has a B.Sc. in geology from the University of British Columbia and a M.Sc. in mineral exploration geology from Queen's University. He was recently senior mine geologist for North American Tungsten Corp. He currently represents the mining industry on the Yukon Council on the Economy and the Environment, and the Mining Environmental Research Group, as well as a former vice-president of the Yukon Chamber of Mines.



Dr. Timothy Liverton, Ph.D.
Chief Geo-Scientist

For over 42 years, Dr. Liverton has worked as an exploration and mining geologist in Canada, Greenland, the United States, Australia, Brazil, Portugal and Norway. He has also been a visiting professor in economic geology at the Universidade de Brasilia, Brazil, and assisted with teaching undergraduate laboratory classes in mineralogy and petrology at the University of London. With more than a dozen publications to his credit, Dr. Liverton is a fellow of the Geological Society of London, a member of the Geological Society of America, a fellow of the Geological Association of Canada and a member of the Society of Economic Geologists. His education includes a B.Sc. in geology and geophysics from the University of Sydney, a B.Sc. Honors in economic geology from the University of Adelaide and a Ph.D from Royal Holloway, University of London.



Peter Ledwidge, B.Sc.
Senior Project Geologist

Peter Ledwidge, who has a B.Sc. in Geology (University of Ottawa), has more than 20 years of gold and base metal experience as an exploration geologist, project manager, pit geologist for an operating mine, and placer mining equipment operator. His employers and clients have included Kennecott Canada Inc., Curragh Resources Inc., Cogema Canada Ltd., Les Explorations Noramco Inc., Kidd Creek Mines Limited, Viceroy Resources Corp., and KSL Exploration Ltd. He has worked in the Klondike region of the Yukon, as well as in the Northwest Territories, Ontario, Quebec, Mali and Burkina Faso.



Heiko Mueller, M.Sc.
Senior Exploration Geologist

Heiko Mueller is a geologist with 10 years of field experience in conducting and managing grassroots exploration programs and 10 years practice in underground mine design and ground stabilization. His employers and clients have included Phelps Dodge, Teck Exploration, Equity Engineering, North American Tungsten, Strata Gold, Aurora Geosciences (geophysical exploration), Archer Cathro Associates, Institute of Mining Safety (rock mechanics) and Kali+Steinsalz AG. He has been a director of the Yukon Chamber of Mines. He received his master's degree in geotechnical engineering from Technical University of Freiberg in Germany.



Jean Pautler, B.Sc.
Senior Consulting Geologist

Jean Pautler, a senior geologist with more than 25 years in the exploration industry, has a propensity for finding, acquiring and generating new discoveries. For more than five years, she has been an independent consulting geologist for a variety of companies, including Eveready Resources Corporation, Cassidy Gold Corp., Freegold Ventures Ltd., Northern Freegold Resources, Cariboo Gold Project, Barrick Gold Exploration Inc., and Avino Silver and Gold Mines Ltd. She holds an honours B.Sc. in Geology.



Ann (Doyle) Ledwidge, B.Sc.
Project Geologist

Ann Ledwidge is a consulting project geologist with more than 17 years of experience in gold and base metal exploration, permitting and claim inspection services. Her employers and clients have included Klondike Source Ltd., Viceroy Resources Corp., Indian and Northern Affairs Canada, Kennecott Canada Inc., Frontier Development Group, Copper Ridge Explorations Inc., Equity Engineering Ltd., Granges Inc., and Geological Survey of Canada. She has a B.Sc. Honors in Geology from Carleton University.



Vern Matkovich, Manager
Field Exploration Services

After decades as a prospector and miner, drilling and heavy mining equipment company owner/operator, joint venture partner with quartz and placer mining companies, and exploration entrepreneur, Vern Matkovich now oversees technical services, equipment procurement, operation and maintenance, and construction of camp facilities for Klondike Star. He also supervises bulk sample test plant operations and logistical support to Klondike Star's geology and drilling team. As a respected northern prospector, he shared the industry award as 2004 Yukon Prospector of the Year with Tom Morgan.



Tom Morgan
Senior Prospector

With over 20 years experience as a prospector and miner in the Yukon, Alaska, California, Magadan, Russia and the Philippines, Tom Morgan is a knowledgeable prospector, drilling and heavy equipment company owner/operator, and field exploration leader. He is a professional bulk sampling technician for mineralized deposits, with an inventory of equipment for geological fieldwork. Tom Morgan, considered one of the best prospectors in the Yukon mining industry, has supervised geophysical, drilling, sampling and other exploration teams. Respected by industry for his skills, experience and contribution to mining exploration and development, he shared the award as 2004 Yukon Prospector of the Year with Vern Matkovich.



Don Nelson, P. Eng.
Mill Engineer

Don Nelson is responsible for the design, construction, commissioning and operation of the Eldorado crushing and milling facility for bulk-testing materials from the company's various exploration projects in the Klondike region. He is also overseeing the testing of two processing technologies at the Indian River Placer Project. He is the former managing partner of V.B. Cook Company Limited, based in Ontario. He is an experienced engineering consultant whose activities have included work for clients such as Inco, Hudson's Bay Mining and Smelting, Sherritt-Gordon Mines Ltd., Rio Algom Ltd., Lac Minerals Ltd. and James River-Marathon.

SUPPORTING GEOLOGICAL, GEOPHYSICAL AND EXPLORATION SERVICES

Special expertise for diamond drilling, airborne and ground geophysical surveys, assay analysis and other services is procured where required.

Aurora Geosciences Ltd. Among the companies supporting Klondike Star's work is Aurora Geosciences Ltd., with offices in the Northwest Territories and the Yukon. Aurora provides a comprehensive range of geophysical, geological and exploration services. Principals in the company have many decades of combined professional geological and geophysical expertise in the north.

Aurora Geosciences Ltd. clients have included junior and senior exploration companies and major international mining and oil and gas companies operating across Canada's north.

Principals Scott Casselman, P.Geo. and Mike Power, P.Geoph. have worked on both the Ultra and Spice projects. Scott has been in mineral exploration since 1986, primarily in the Yukon, British Columbia and Indonesia. He has particular expertise in base metal and ultramafic-hosted Ni-Cu-PGE deposit exploration, gained through working with Inco. Mike is an exploration geophysicist who has worked on mineral and engineering projects across northern Canada and Alaska since 1988. He has experience in the application of a wide range of surface and borehole geophysical techniques to northern exploration problems.

"...you need to drill it on a systematic basis and that's where you are going to find something, where the mineralization is, where the best soil geochem anomalies are, that's what I am looking forward to."

William Mann, M.Sc.
Manager, Exploration









AUGER DRILL RIG AT INDIAN RIVER PLACER PROJECT

DRILLING, SAMPLING AND MAPPING DISCOVERIES





Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

Board of Directors
Klondike Star Mineral Corp.
Whitehorse, Yukon
Canada Y1A 7A2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Klondike Star Mineral Corp. as of February 28, 2006 and 2005, and the related statement of operations, stockholders' equity and cash flows for the years then ended and for the period from December 8, 2003 (inception of exploration stage) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klondike Star Mineral Corp. at February 28, 2006 and 2005 and the results of its operations, stockholders' equity, and cash flows for the years then ended and for the period from December 8, 2003 (inception of exploration stage) to February 28, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recorded significant losses from operations and has insufficient revenues to support operational cash flows which together raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, PS

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
May 22, 2006

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com

BALANCE SHEETS

	February 28, 2006	February 28, 2005
ASSETS		
Current assets		
Cash and cash equivalents	$ 3,514,176	$ 2,106,580
GST refund	313,295	34,486
Prepaids and deposits	–	192,713
Total current assets	3,827,471	2,333,779
Property, plant and equipment, net	1,211,138	412,387
TOTAL ASSETS	$ 5,038,608	$ 2,746,166
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	$ 162,013	$ 63,287
Other liability - equity	250,000	125,000
Accounts payable - related party	14,465	50,000
Total current liabilities	426,478	238,287
Commitments and contingencies	–	–
Stockholders' Equity		
Preferred stock, $0.0001 par value; 20,000,000 shares authorized, 2,000,000 shares of Series A, convertible, issued and outstanding	200	200
Common stock, $0.0001 par value; 80,000,000 shares authorized, 25,202,800 and 21,779,800 shares issued and outstanding, respectively	2,520	2,178
Additional paid-in capital	46,569,504	35,763,168
Subscription receivable	–	(39,500)
Deficit accumulated during prior development stage	(484,537)	(484,537)
Deficit accumulated during exploration stage	(41,475,556)	(32,733,630)
Total stockholders' equity	4,612,131	2,507,879
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 5,038,608	$ 2,746,166

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF OPERATIONS

	Year ending February 28, 2006	Year ending February 28, 2005	From inception of exploration stage December 8, 2003 to February 28, 2006
REVENUES	$ –	$ –	$ –
EXPENSES			
Mineral exploration	3,379,652	2,059,856	5,439,508
Public relations	1,538,207	608,987	2,147,194
Professional fees	186,627	131,462	333,251
General and administrative	3,392,679	164,289	3,568,886
Mineral rights acquisition	29,211	–	29,779,209
Depreciation	251,896	72,788	324,686
Total expenses	8,778,272	3,037,382	41,592,734
LOSS FROM OPERATIONS	(8,778,272)	(3,037,382)	(41,592,734)
OTHER INCOME/EXPENSES			
Interest and other income	48,788	18,791	68,359
Foreign currency gain (loss)	(12,443)	65,693	53,397
Loss on disposal of capital assets	–	(77)	(77)
Total other income/expenses	36,346	84,407	121,680
Loss before income taxes	(8,741,926)	(2,952,975)	(41,471,054)
Provision for taxes	–	–	–
Loss from Continuing Operations	(8,741,926)	(2,952,975)	(41,471,054)
Loss from Discontinued Operations	–	–	(4,502)
Net Loss	$ (8,741,926)	$ (2,952,975)	$ (41,475,556)
Net loss per common share, basic and diluted	$ (0.39)	$ (0.14)	
Weighted average number of common shares outstanding, basic and diluted	22,562,923	20,631,975	

The accompanying notes are an integral part of these financial statements.

STATEMENT OF STOCKHOLDERS' EQUITY

	PREFERRED STOCK		COMMON STOCK						
	Number of shares	Amount	Number of shares	Amount	Additional paid-in capital	Subscription receivable	Deficit accumulated during prior development stage	Deficit accumulated during exploration stage	Total stockholders' equity
BALANCE, February 28, 2003	–	$ –	15,649,800	$ 1,565	$ 434,062	$ –	$ (475,886)	$ –	$ (40,259)
Issuance of preferred and common stock for mineral properties at $1.25 per share	2,000,000	200	3,800,000	380	29,749,420	–	–	–	29,750,000
Issuance of common stock for cash at $2.50 per share	–	–	1,040,000	104	2,599,896	(750,045)	–	–	1,849,955
Contributed capital	–	–	–	–	53,412		–	–	53,412
Net loss for the year ended February 29, 2004	–	–	–	–	–	–	(8,651)	(29,780,655)	(29,789,306)
BALANCE, February 29, 2004	2,000,000	200	20,489,800	2,049	32,836,790	(750,045)	(484,537)	(29,780,655)	1,823,802
Collection of subscription receivable	–	–	–	–	–	750,045	–	–	750,045
Issuance of common stock for cash at $2.50 per share, net of related expenses	–	–	1,090,000	109	2,410,998	(39,500)	–	–	2,371,607
Issuance of common stock for exploration joint venture at $2.50 per share	–	–	200,000	20	499,980	–	–	–	500,000
Issuance of employee share options	–	–	–	–	15,400	–	–	–	15,400
Net loss for the year ended February 28, 2005	–	–	–	–	–	–	–	(2,952,975)	(2,952,975)
BALANCE, February 28, 2005	2,000,000	200	21,779,800	2,178	35,763,168	(39,500)	(484,537)	(32,733,630)	2,507.879
Collection of subscription receivable	–	–	–	–	–	39,500	–	–	39,500
Issuance of common stock for cash at $1.25 per share, net of related expenses	–	–	50,000	5	62,495	–	–	–	62,500
Issuance of common stock for cash at $2.50 per share, net of related expenses	–	–	2,073,000	207	4,574,580	–	–	–	4,574,787
Issuance of common stock and warrants for cash at $2.75 per share, net of related expenses	–	–	1,300,000	130	3,391,651	–	–	–	3,391,781
Issuance of employee share options	–	–	–	–	2,777,610	–	–	–	2,777,610
Net loss for the year ended February 28, 2006	–	–	–	–	–	–	–	(8,741,926)	(8,741,926)
BALANCE, February 28, 2006	2,000,000	$ 200	25,202,800	$ 2,520	$ 46,569,504	$ –	$ (484,537)	$ (41,475,556)	$ 4,612,131

The accompanying notes are an integral part of these financial statements.

STATEMENT OF CASH FLOWS

	Year ending February 28, 2006	Year ending February 28, 2005	From inception of exploration stage December 8, 2003 to February 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES			
Net (loss)	$ (8,741,926)	$ (2,952,975)	$ (41,475,556)
Adjustments to reconcile net loss to net cash (used) by operating activities			
Stock issued for acquisition of mineral rights and exploration	–	500,000	30,250,000
Depreciation	251,896	72,788	324,684
Employee stock option compensation	2,777,610	15,400	2,793,010
Discontinued operations (net loss)	–	–	4,502
Changes in assets and liabilities			
(Increase) decrease in accounts receivable	(278,809)	(34,486)	(313,295)
(Increase) decrease in prepaids and deposits	192,713	(192,713)	–
Increase (decrease) in accounts payable	98,726	53,658	162,013
Increase (decrease) in accounts payable, related party	(35,535)	38,144	14,465
Increase (decrease) in other liability	125,000	125,000	250,000
Net cash (used) by operating activities	(5,610,326)	(2,375,184)	(7,990,178)
CASH FLOWS FROM INVESTING ACTIVITIES			
Purchase of equipment	(1,050,647)	(485,174)	(1,535,821)
Net cash provided (used) by investing activities	(1,050,647)	(485,174)	(1,535,821)
CASH FLOWS FROM FINANCING ACTIVITIES			
Collection of stock subscription receivable	39,500	750,045	789,545
Common stock issued for cash	8,029,068	2,371,606	12,250,629
Net cash provided by financing activities	8,068,568	3,121,651	13,040,174
Net increase (decrease) in cash and cash equivalents	1,407,596	261,293	3,514,176
Cash and cash equivalents beginning of period	2,106,580	1,845,287	-
Cash and cash equivalents end of period	$ 3,514,176	$ 2,106,580	$ 3,514,176
Supplemental Cash Flow Disclosures			
Income taxes paid	–	–	–
Interest paid	–	–	–
NON-CASH ACTIVITIES			
Employee stock option compensation	$ 2,777,610	$ 15,400	$ 2,793,010
Stock issued for acquisition of mineral rights and exploration	$ –	$ 500,000	$ 30,250,000

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1: DESCRIPTION OF BUSINESS

Klondike Star Mineral Corporation (hereinafter "the Company") is engaged in mineral exploration in Yukon Territory, Canada. The Company was originally incorporated in 1999 under the laws of the State of Delaware. The Company was also registered in Yukon Territory, Canada effective June 22, 2004. The Company maintains offices in Bellevue, Washington and Whitehorse, Yukon Territory.

The Company was originally incorporated as Cyberbiz, Inc., later changed its name to Urbanfind, Inc. and again in 2004 changed its name to Klondike Star Mineral Corporation. The Company's fiscal year-end is the last calendar day of February.

Upon its acquisition of certain mining claims in December 2003, the Company began a new exploration stage as a minerals exploration company. As the Company is in the exploration stage, it has not realized any revenues from its planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

Accounting methods

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Recent accounting pronouncements

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140." This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer's financial assets that meets the requirements for sale accounting; a transfer of the servicer's financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without

calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140" (hereinafter "SFAS No. 155"). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity ("SPE") may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity's fiscal year. Management believes the adoption of this statement will have no impact on the Company's financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards ("SFAS No. 154"), "Accounting Changes and Error Corrections," which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements -- An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on our consolidated financial position, results of operations, or cash flows.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of non-monetary assets. The guidance in APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges incurred during fiscal years beginning after the date this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has previously adopted this statement. See Note 7.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (hereinafter "SFAS No. 143"). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted SFAS No. 143 and does not believe that the adoption will have a material impact on the financial statements of the Company at February 28, 2006.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 47 ("FIN 47"), "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "conditional asset retirement obligation," which as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a "conditional" asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of risk

The Company maintains its cash in a commercial bank in Bellevue, Washington, and in a commercial bank in Whitehorse, Yukon Territory. The account in Washington is guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in Yukon Territory are guaranteed by the Canadian Deposit Insurance Corporation (CIDC) up to $100,000 Canadian ($87,982 U.S. dollars at February 28, 2006). At February 28, 2006, the Company exceeded the FDIC insured amount by approximately $92,450 and exceed the CIDC insured amount by approximately $3,234,800 U.S.

Derivative instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

At February 28, 2006, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Compensated absences

Employees of the Company are entitled to paid vacation, paid sick days and personal days off, depending on job classification, length of service, and other factors. No liability has been recorded in the accompanying financial statements, because of the relative immateriality of this obligation at the date of the balance sheet.

Mineral exploration and development costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses lease exploration costs as incurred. As of February 28, 2006, the exploration costs expensed during the Company's exploration stage have been approximately $5,440,000. Significant property acquisition payments for active exploration properties are capitalized. If no minable ore body is discovered, previously capitalized costs are expensed in the period the property is abandoned. Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines, are capitalized and amortized on a units of production basis over proven and probable reserves.

Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

Mineral properties

Costs of acquiring mineral properties are capitalized by project area upon purchase of the associated claims. Costs to maintain the mineral rights and leases are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties abandoned or sold based on the proportion of claims abandoned or sold to the claims remaining within the project area.

Fair value of financial instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, accounts payable and accrued expenses and short-term borrowings. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at February 28, 2006.

Foreign operations

The accompanying balance sheet contains certain recorded Company assets (principally cash and property and equipment) in a foreign country (Canada). The Company also holds mineral properties situated in Yukon Territory of Canada which were expensed as an exploration cost when acquired. Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

Foreign currency translation

The Company's functional currency is U.S. dollars. Monetary assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the year-end exchange rates, and revenue and expenses are translated at the average exchange rates during the year. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Impaired asset policy

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable.

The Company does not believe any adjustments are needed to the carrying value of its assets at February 28, 2006.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company's financial position and results of operations.

Property and equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. (See Note 3.)

Stock options and warrants granted to employees and non-employees Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Earnings per share

The Company has adopted Statement of Financial Accounting Standard No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding February 28, 2006, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

Provision for taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (hereinafter "SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At February 28, 2006, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,947,000 (2005 - $952,000) principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at February 28, 2006. The significant components of the deferred tax asset at February 28, 2006 and February 28, 2005 were as follows:

		February 28, 2006		February 28, 2005
Net operating loss carryforward	$	8,667,000	$	2,800,000
Deferred tax asset	$	2,947,000	$	952,000
Deferred tax asset valuation allowance	$	(2,947,000)	$	(952,000)
Net deferred tax asset		–		–

At February 28, 2006, the Company has net operating loss carryforward of approximately $8,667,000 ($2,800,000 in 2005), which expire in the years 2019 through 2025. The Company recognized approximately $2,777,610 ($15,400 in 2005) of losses from stock options for compensation in fiscal 2006, which are not deductible for tax purposes and are not included in the above calculation of deferred tax assets. The change in the allowance account from February 28, 2005 to February 28, 2006 was $1,995,000 ($777,000 in 2005).

Going concern

As reported in the financial statements, the Company incurred a net loss of approximately $8,742,000 for the year ended February 28, 2006 and has an accumulated deficit of approximately $41,476,000 since inception of the Company's exploration stage (December 8, 2003). The Company currently has no revenues and no operating mining properties.

These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Management's plans include actively seeking additional capital and management believes that new properties can ultimately be developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in its endeavors.

The Company's management believes that it will be able to generate sufficient cash from public or private debt or equity financing for the Company to continue to operate based on current expense projections of $11,000,000 for fiscal 2007. The Company has approximately $3,514,000 in cash at February 28, 2006.

NOTE 3: PROPERTY & EQUIPMENT

Capital assets are recorded at cost. Depreciation is calculated using the straight-line method over three to five years. The following is a summary of property, equipment, and accumulated depreciation at February 28, 2006:

	Cost	Accumulated Depreciation	Net Book Value 2006	Net Book Value 2005
DEPRECIABLE CAPITAL ASSETS				
Movable structures	$ 660,879	$ 81,757	$ 579,124	$ –
Leasehold improvements	283,177	75,999	207,178	188,429
Vehicles	188,473	51,288	137,185	25,407
Equipment	146,052	38,434	107,618	24,232
All-terrain vehicles	86,660	37,338	49,322	39,058
Trailers	40,484	16,194	24,290	32,387
Computer equipment	31,942	12,088	19,854	15,416
Computer software	12,780	4,988	7,792	7,660
Furniture and fixtures	11,308	2,785	8,523	9,943
Pack horses	18,057	3,815	14,242	13,845
Total depreciable assets	1,479,812	324,686	1,155,128	356,377
NON DEPRECIABLE CAPITAL ASSETS				
Gold samples	56,010	–	56,010	56,010
Total capital assets	$ 1,535,822	$ 324,686	$ 1,211,138	$ 412,387

Total depreciation expense for the years ending February 28, 2006 and February 28, 2005 is $252,000 and $73,000 respectively.

NOTE 4: RELATED PARTY TRANSACTIONS

On occasion, the Company's shareholders pay corporate expenses and/or provide services to the Company. These related party payables, which are unsecured and non-interest bearing, are due on demand and totaled $14,465 and $50,000 at February 28, 2006 and February 28, 2005, respectively.

Effective June, 2004, the Company signed an agreement for the right of occupancy of a barn and property from one of the directors of the Company and his spouse ("the Owner"), for the shelter of pack horses and an office. The right of occupancy term is five years, renewable yearly thereafter. Rent is $1 per month. Prior to the expiration of the right of occupancy, the Owner may require the Company at the Company's sole cost and expense, to remove any alterations, installations, additions or improvements made by the Company. At the expiration of the lease, the Owner is obligated to pay to the occupier the fair market value of the buildings less 75% and shall be entitled to pay such sum over a 20 year period in equal monthly installments without interest.

Leaseholds improvements, which total approximately $283,000 as of February 28, 2006, have been made to the barn and office.

NOTE 5: PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of $0.0001 par value preferred stock. Each preferred share is convertible to 10 common shares of common stock, non-cumulative and non-dividend bearing. The Company's board of directors will determine the specific features of each additional issuance of preferred shares. At February 28, 2006 and February 28, 2005, the Company had 2,000,000 shares of preferred convertible stock issued and outstanding.

NOTE 6: COMMON STOCK AND WARRANTS

The Company is authorized to issue 80,000,000 shares of $0.0001 par value common stock. Each holder of common stock has one, non-cumulative vote per share on all matters voted upon by the shareholders. At February 28, 2006 and February 28, 2005, the Company had 25,202,800 and 21,779,800 shares of common stock outstanding, respectively.

During the year ended February 29, 2004, the Company issued 3,800,000 shares at $1.25 per share of its common stock in connection with the acquisition of certain mining claims in the Dawson Mining District of Yukon Territory in Canada. Also, during the year ended February 29, 2004, the Company sold in a private placement 1,040,000 shares of its common stock at $2.50 per share for cash and subscriptions receivable of approximately $2,600,000.

During the year ended February 29, 2004, certain Company shareholders elected to forgive $31,500 of unsecured, long-term debt bearing interest at 10% per annum. The shareholders also elected to forgive $5,756 of accrued interest on the debt and $16,156 of accounts payable owed them. The aggregate amount of $53,412 for shareholder forgiveness has been recorded as a contribution of capital on the Company's statement of stockholders' equity.

During the year ended February 28, 2005, the Company sold through private placements 1,090,000 shares of its common stock at $2.50 per share for total net cash proceeds of $2,371,607.

During the year ended February 28, 2005, the Company issued 200,000 shares of common stock having an intrinsic value of $2.50 per share for a total value of $500,000 as part of a mineral rights acquisition agreement.

During the year ended February 28, 2006, the Company sold through private placements 50,000 common shares at $1.25 per share for total cash proceeds of $62,500; 2,073,000 common shares at $2.50 per share for total net cash proceeds of $4,574,600, and 1,300,000 common shares at $2.75 per share for total net cash proceeds of $3,391,700.

From inception as an exploration stage company, the Company has paid commissions on sale of stock in the amount of $992,700.

Warrants

During the year ended February 28, 2006, the Company executed a private placement memorandum to issue 4,000,000 shares of common stock at $2.75 per share with one warrant attached to each share to purchase an additional share at a minimum conversion price of $3.50. Each warrant must be exercised within one year from date of the original investment. The following assumptions were made to value the warrants for the year ended February 28, 2006; risk-free interest rate of 4.5%; volatility of 29%; life of one year; no dividends.

	Number of warrants	Weighted average remaining life	Average exercise price
Outstanding and exercisable	1,300,000	0.9 years	$ 3.50

NOTE 7: STOCK-BASED COMPENSATION AND STOCK OPTIONS

During the year ended February 29, 2004, the Company's board of directors approved the Stock Compensation Plan, subsequently renamed the "2003 Stock Incentive Plan for Employees" ("the 2003 plan") to allow up to 2,800,000 shares of Company stock to be issued. This plan enables the Company to grant stock options to directors, officers, employees and eligible consultants of the Company. With a duration of 10 years, the plan may be modified without shareholders' approval.

During the year ended February 28, 2006, the Company's board of directors approved the 2005 Stock Incentive Plan for Consultants and Advisors ("the 2005 Stock Incentive Plan") to allow up to 2,800,000 shares of Company stock to be issued. This plan enables the Company to grant stock options to eligible consultants and advisors of the Company. The 2005 plan has a duration of 10 years and may be modified without shareholders' approval.

During the year ended February 28, 2005, the Company granted options, under the 2003 plan, to purchase a total of 1,200,000 shares of common stock to its employees and directors at $1.00 per share. During the year ended February 28, 2006, the Company amended the terms of the stock options granted to employees and directors to allow the options to fully vest upon award. During the year ended February 28, 2006, the Company granted options to purchase a total of 30,000 shares of common stock to an employee at $2.50 per share. These shares are fully vested and exercisable over a five-year term. The Company recognized employee compensation expense of $2,793,010 during the year ended February 28, 2006 for all vested options.

In accordance with Statement of Financial Accounting Standards No. 123R, the fair value of the options granted was estimated using the Black-Scholes Option Price Calculation. The following assumptions were made to value the stock options:

Risk-free interest rate	4.5%
Expected life	5 years
Expected volatility	22.7%
Dividends to be paid	Nil

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which are fully transferable.

In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Following is a summary of the status of the stock options during the years ended February 28, 2006 and 2005:

	Number of shares under option		Weighted average exercise price
Outstanding February 29, 2004	nil	$	nil
Granted	1,200,000		1.00
Exercised	nil		nil
Rescinded or expired	nil		nil
Outstanding February 28, 2005	1,200,000	$	1.00
Granted	30,000		2.50
Exercised	nil		nil
Rescinded or expired	nil		nil
Outstanding at February 28, 2006	1,230,000	$	1.04
Exercisable at February 28, 2006	1,230,000	$	1.04
Weighted average fair value of options granted during the year ended February 28, 2006		$	1.19

NOTE 8: COMMITMENTS AND CONTINGENCIES

Consulting agreements

On December 28, 2004 the Company entered into an agreement with LSE AG to provide business development and investor relation services. During the year ended February 28, 2005, the Company paid a retainer fee of $150,000 and an additional $50,000 against the contract. During the year ended February 28, 2006, the Company recognized the retainer fee as a charge against operations. Per the agreement, the Company had intended to distribute 1,400,000 share options at $1.00 to LSE AG. During the year ended February 28, 2006, this offer to distribute share options was cancelled. As of February 28, 2006, LSE AG has not acquired any of the options.

On January 4, 2005, the Company entered into a consulting agreement with Image Point Design ("IPD") to provide project management for media and investor relation services. Under the terms of the agreement, the Company will pay IPD up to a maximum of $81,000. Termination of the contract is at the Company's sole discretion. In addition, the Company agreed to issue 100,000 shares at $2.50 per share as follows: 50,000 shares issued upon signature of contract and 50,000 shares to be issued no earlier than June 1, 2005. During the year ended February 28, 2006, the Company amended the share option offer to comply with the Company's 2005 Stock Incentive Plan. At year end, no shares have been issued on account of this agreement. Subsequent to year end the Company modified the agreement to grant stock options in lieu of shares.

During the year ended February 28, 2006, the Company approved the granting of 300,000 share options at $2.50 per share for future investor relations services.

During the year ended February 28, 2006, the Company acquired a 100% interest in placer leases in the Indian River and Montana Creek area, along the southern edge of the Klondike goldfields. The agreement is subject to a one-time payment of $28,300 for staking costs and a 10% royalty on future production.

During the year ended February 28, 2006, the Company amended an agreement originating in October 2004, with a privately held company, which received the first right of refusal to purchase the majority of gold produced by Klondike Star from the Klondike Mining District at a 2% discount from the LME spot price. The right of first refusal is subject to Klondike Star proceeding through exploration, pre-feasibility, final feasibility and building of a producing mine on mineral claims in the Klondike Mining District. In consideration for such rights, the privately held company agreed to purchase 1,000,000 shares of the Company's common stock at $2.50 per share before February 28, 2006. Klondike Star granted an extension to the privately held company to purchase the 1,000,000 common shares. Further, subject to the execution of agreements giving effect to the transactions contemplated in the agreement, the privately held company shall receive the option to make further subscriptions for shares, subject to the same terms and conditions, following completion of the subscription of the first 1,000,000 shares, as follows:

1,000,000 shares at $3.50 by January 25, 2007

1,000,000 shares at $4.50 by January 25, 2008

1,000,000 shares at $5.50 by January 25, 2009

1,000,000 shares at $6.50 by January 25, 2010

The shares are subscribed for pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. The offered shares are restricted shares under the Securities Act of 1933 and the Exchange Act of 1934 and Rule 144 under the Securities Act of 1933. As of February 2006, the Company has not received any of the consideration related to this agreement. Therefore the Company has deemed this agreement to be closed. Although this agreement has a history of modification, the Company would expect probable future negotiations but has no expectations that consideration and proceeds from such modified agreement will be immediately forthcoming.

During the year ended February 28, 2006, the Company entered into an agreement to acquire up to 75% interest in claims covering gold-bearing quartz pebble conglomerate in the Indian River area, along the southern edge of the Klondike goldfields. The agreement requires cash payments totaling $145,000 over 5 years and certain work commitments to acquire a 55% interest. Producing a bankable feasibility study and arranging project financing can earn a further 20% interest in the project.

During the year ended February 28, 2006, the Company entered into an agreement to acquire up to 75% interest in certain claims covering an epithermal gold target in the Tintina Gold Belt, Yukon Territory, Canada. The agreement requires cash payments to Klondike Gold Corp. (TSXV: KG) totaling $200,000 over 4 years and work commitments totaling $500,000 to acquire a 55% interest. Producing a bankable feasibility study and arranging project financing can earn a further 20% interest in the project.

During the year ended February 28, 2006, the Company entered into an agreement to acquire up to 75% interest in certain claims covering several copper-zinc and nickel-platinum group targets in the Kluane Mineral Belt, Yukon Territory, Canada. The agreement requires cash payments to Klondike Gold Corp. (TSXV: KG) totaling $265,000 over 5 years and work commitments totaling $2,225,000 to acquire a 55% interest. Producing a bankable feasibility study and arranging project financing can earn a further 20% interest in the project.

Compliance with environmental regulations

The Company's mining activities are subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project and cause changes or delays in the Company's activities.

During the year ended February 28, 2006, the Company entered into an agreement to acquire up to 75% interest in certain claims covering several copper-zinc and nickel-platinum group targets in the Kluane Mineral Belt, Yukon Territory, Canada. The agreement requires cash payments to Klondike Gold Corp. (TSXV:KG) totaling $265,000 over 5 years and work commitments totaling $2,225,000 to acquire a 55% interest. Producing a bankable feasibility study and arranging project financing can earn a further 20% interest in the project.

Compliance with environmental regulations

The Company's mining activities are subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project and cause changes or delays in the Company's activities.

NOTE 9: SUBSEQUENT EVENTS

Subsequent to year end the Company acquired from Klondike Source Limited (NSX: KSL) subsidiary, KSL Exploration (Yukon) Limited, the exclusive right to purchase an undivided 100% interest in one or more claims in the DOM block located at Hunker Dome block located at Hunker Dome in the eastern part of the Klondike goldfield. The purchase price for the entire group of 56 claims is $500,000 CDN or $18,000 CDN per claim purchased individually. Purchase of any claim or claims will entitle KSL to a royalty of 2.5% of net smelter returns. At the headwaters of Dominion Creek, these claims, along with 168 adjacent claims previously staked or held by Klondike Star Mineral Corporation have been consolidated to establish a new exploration project known as, the Dominion Project. Exploration will commence on these properties during the coming 2006 field season.

Subsequent to year end, the Board of Directors modified the terms of the stock awards to certain consultants to granting of stock options, fully vesting upon award. The company has previously recognized a $250,000 expense against these stock awards.

Subsequent to year end, the Board of Directors approved the granting of stock options to certain consultants, subject to filing certain documentation with the Securities and Exchange Commission.



VISIBLE GOLD IN CORE SAMPLE



DIAMOND-CORE DRILLING DEFINES MINERALIZED ZONES





CORPORATE INFORMATION

DIRECTORS AND OFFICERS

Hans Boge, P.Eng.
Director and President

Donald W. Flinn, P.Eng.
Director and Vice-President, Operations

Collin Young, C.A.
Comptroller

Barbara Stevenson, B.Sc.
Assistant Corporate Secretary

HEAD OFFICE

The Company's principal executive offices and headquarters for Canadian operations:

Box 20116
1031-Ten Mile Road
Whitehorse, Yukon Territory
Canada Y1A 7A2

Toll free: 1-800-579-7580
Phone: 867-667-4178
Fax: 867-667-4179

Email: information@klondikestar.com
Website: www.klondikestar.com

AUDITOR

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

REGISTRAR & TRANSFER AGENT

Signature Stock Transfer, Inc.
2301 Ohio Drive, Suite #100
Plano, Texas USA 75093

Phone: 972-612-4120
Fax: 972-612-4122

INVESTOR RELATIONS

For shareholder and public inquiries, or copies of Klondike Star's annual and quarterly reports or media releases, please contact Investor Relations toll free at 1-800-579-7580 or visit the company's website at www.klondikestar.com.

Klondike Star Mineral Corporation is listed on the NASD:OTCBB, trading under the stock symbol KDSM.

Company filings with the U.S. Securities and Exchange Commission can be accessed through EDGAR at www.sec.gov.

WEBSITE

The company maintains a website at www.klondikestar.com. It provides information about the company, capitalization, exploration projects and activities, investor relations, regulatory filings, recent press releases and other matters of interest to investors.

PHOTO CREDITS

Dave Delnea
Bobbi Stevenson
Heiko Mueller

KLONDIKE STAR
MINERAL CORPORATION

WWW.KLONDIKESTAR.COM